Exhibit 99.1

STATE OF NEW HAMPSHIRE

PUBLIC UTILITIES COMMISSION

DT 07-011

VERIZON NEW ENGLAND, INC., BELL ATLANTIC COMMUNICATIONS, INC., NYNEX LONG DISTANCE CO., VERIZON SELECT SERVICES, INC. AND FAIRPOINT COMMUNICATIONS, INC.

Petition for Authority to Transfer Assets and Franchise

Order Approving Settlement Agreement with Conditions

O R D E R   N O.  24,823

February 25, 2008

APPEARANCES: Victor D. Del Vecchio, Esq. and McLane, Graf, Raulerson & Middleton, P.A. by Sarah P. Knowlton, Esq. for Verizon New England, Inc., Bell Atlantic Communications, Inc., NYNEX Long Distance Co. and Verizon Select Services, Inc.; Devine, Millimet & Branch, P.A. by Frederick J. Coolbroth, Esq., Patrick C. McHugh, Esq., Kevin M. Baum Esq., and Melinda S. Gehris, Esq. and Latham & Watkins LLP by Karen Brinkmann, Esq. for FairPoint Communications, Inc.; Scott Sawyer, Esq. for BayRing Communications, SegTEL, Inc. and Otel Telekom, Inc.; Smith & Duggan LLP by Alan D. Mandl, Esq. for New England Cable and Telecommunications Association and Comcast Phone of New Hampshire, LLC; Ted Price, Esq. for One Communications; Scott Rubin, Esq. for Communications Workers of America and International Brotherhood of Electrical Workers (IBEW) Locals 2320, 2326 and 2327 and IBEW System Council T-6; Gerald M. Eaton, Esq. for Public Service Company of New Hampshire; Gary M. Epler, Esq. for Unitil Energy Systems, Inc.; New Hampshire Legal Assistance by Alan M. Linder, Esq. and Daniel Feltes, Esq. for Irene Schmitt; Donahue, Tucker & Ciandella, PLLC by Robert D. Ciandella, Esq. for towns of Exeter, Hanover, Keene, Newmarket, Raymond, Salem and Seabrook; Suzanne M. Woodland, Esq. for City of Portsmouth; Office of Consumer Advocate by Meredith A. Hatfield, Esq. and Rorie E.P. Hollenberg, Esq. on behalf of residential ratepayers; and Lynn Fabrizio, Esq. of the Staff of the New Hampshire Public Utilities Commission

I.                               INTRODUCTION

On January 31, 2007, the Commission received a petition for authority to transfer the local exchange and long distance businesses in New Hampshire owned by subsidiaries of Verizon Communications, Inc. to entities controlled by FairPoint Communications, Inc.  The petitioners are Verizon New England, Inc., Bell Atlantic Communications, Inc., NYNEX Long

Distance Company, Verizon Select Services, Inc. (collectively, “Verizon,” except as otherwise indicated) and FairPoint Communications, Inc. (“FairPoint” or the “Company”).  Similar petitions were submitted at approximately the same time to the Maine Public Utilities Commission (Maine PUC) and the Vermont Public Service Board (Vermont PSB), inasmuch as the proposed transaction involves the transfer of Verizon’s regulated utility operations in all three states.

The proposal involves a so-called “reverse Morris Trust transaction” in which Verizon would spin off its regulated businesses in the three states to shareholders of Verizon Communications, with the shareholders immediately merging the spun-off businesses into FairPoint, following which the shareholders of Verizon Communications would own 60 percent of FairPoint’s shares.  The newly restructured FairPoint would still be controlled by the Company’s existing management, but Verizon Communications would designate up to six of the nine directors of FairPoint.  Structuring the transaction in this fashion results in favorable tax treatment for Verizon Communications or its shareholders.

The Joint Petitioners seek the Commission’s approval pursuant to RSA 374:26 (concerning commencement of business by utilities), RSA 374:28 (concerning discontinuation of utility operations), and RSA 374:30 (concerning transfers of utility franchises).  All three statutes require a determination by the Commission that the proposal is for the public good.  In addition, the Joint Petitioners seek the Commission’s authority to transfer the applicable “eligible telecommunications carrier” (ETC) designation presently held by Verizon to FairPoint, which would have the effect of making FairPoint eligible to receive financial support from the universal service fund created by the federal Telecommunications Act.  See 47 U.S.C. §§ 254(e) and 214(e)(2).

In this order, we determine after extensive hearings and based on a voluminous evidentiary record that the transaction as conditioned by the pending settlement agreement, and with the addition of a limited number of additional conditions, meets the “public good” standards of RSA 374.  We also determine that, should FairPoint accept the additional conditions and opt to proceed with the transaction, it meets the standard under the federal Telecommunications Act for receipt of universal service funds.

II.                           PROCEDURAL HISTORY

This is a contested case within the meaning of the Administrative Procedure Act, RSA 541-A.  Following is a summary of the bulk of the procedural steps taken and procedural issues raised during the proceeding.  The Commission issued an order of notice pursuant to RSA 541-A:31, III and N.H. Code Admin. Rules Puc 203.12 on February 7, 2007.  The order of notice scheduled a pre-hearing conference for February 27, 2007, and established a deadline for intervention requests.  Prior to the pre-hearing conference, intervention requests were received from One Communications (actually four affiliated competitive local exchange carriers (CLECs) — Choice One of New Hampshire, Inc., Conversent Communications of New Hampshire LLC, CTC Communications Corp., and Lightship Telecom LLC); the New Hampshire Internet Service Providers Association; several jointly appearing labor organizations that represent Verizon employees (Communications Workers of America, locals 2320, 2326 and 2327 of the International Brotherhood of Electrical Workers (IBEW) and IBEW System Council T-6) (collectively, “Labor Intervenors”); PAETEC Communications, Inc., a CLEC, appearing jointly with a long-distance affiliate, US LEC Communications, Inc. (collectively, “PAETEC”); Verizon customer Irene Schmitt of Madison, represented by New Hampshire Legal Assistance; eight jointly appearing incumbent local exchange carriers (ILECs) — Bretton Woods Telephone

Company, Dixville Telephone Company, Dunbarton Telephone Company, Granite State Telephone, Inc., Hollis Telephone Company, Kearsarge Telephone Company, Merrimack County Telephone and Wilton Telephone Company, the last four are subsidiaries of TDS Telecom and all are members of the New Hampshire Telephone Association (NHTA), referred to in the record collectively as NHTA; two jointly appearing CLECs (segTEL, Inc., and Freedom Ring Communications d/b/a Bay Ring Communications); DSCI, Inc., another CLEC; the CLEC XO Communications Services, Inc.; CLEC Covad Communications Company; Granite State Electric Company d/b/a National Grid, an electric distribution company; six jointly appearing municipalities (Hanover, Keene, Newmarket, Raymond, Salem and Seabrook) (collectively, Municipal Intervenors); the New Hampshire Electric Cooperative (NHEC); the jointly appearing New England Cable and Telecommunications Association (NECTA) and Comcast Phone of New Hampshire LLC (collectively, NECTA); CLEC Level 3 Communications, LLC; Unitil Energy Systems, Inc., an electric distribution company; Public Service Company of New Hampshire, an electric distribution company; ILEC Union Telephone Company d/b/a Union Communications; the Destek Networking Group, Inc.; CLEC Otel Telekom, Inc.; and the City of Portsmouth.  The Office of Consumer Advocate (OCA) entered an appearance on behalf of residential ratepayers pursuant to RSA 363:28.

The prehearing conference took place as scheduled on February 27, 2007, followed by an informal technical session.  At the prehearing conference, the Commission granted all then-pending intervention requests.  The Town of Exeter submitted a petition to intervene on March 6, 2007, indicating that it would be appearing jointly with the group of municipalities with common representation that had previously sought intervenor status.

Commission Staff filed a report of the technical session on March 6, 2007.  According to the Staff report, those present at the technical session agreed upon a proposed procedural schedule, including a discovery plan that divided the case into five distinct subjects for purposes of information exchange, with provisions made for a hearings examiner to consider discovery disputes at designated junctures.  The proposed procedural schedule culminated in hearings planned for late September 2007, with written briefs thereafter.  The Commission approved the proposed procedural schedule and discovery plan in Order No. 24,733 (March 16, 2007), also granting the Town of Exeter’s request for intervenor status.  The Commission also determined to hold a series of public statement hearings which were held in Merrimack (May 2, 2007), Plymouth (May 8, 2007), Exeter (May 15, 2007), Newport (May 22, 2007), Littleton (May 24, 2007) and the Commission’s offices in Concord (October 20, 2007).

Staff, the Labor Intervenors and OCA each filed motions to compel discovery responses on April 4, 2007, raising a variety of concerns about materials produced by Verizon and/or FairPoint as well as their respective objections to certain data requests.  Staff subsequently withdrew its motion.  Verizon objected in writing to the discovery motions of the Labor Intervenors and OCA on April 25, 2007.  Similarly, FairPoint submitted an opposition to these parties’ discovery motions two days later.  OCA filed a second discovery motion, concerning only Verizon, on April 27, 2007, to which Verizon objected on May 3, 2007.

Three operating subsidiaries of U.S. Cellular Corporation — Manchester-Nashua Cellular Telephone L.P., NH #1 Rural Cellular, Inc., and USCOC of New Hampshire RSA #2, Inc. (collectively, U.S. Cellular) — jointly filed an intervention request on May 14, 2007, which was thereafter granted by secretarial letter.  OCA submitted a further discovery motion, seeking to compel FairPoint responses, on May 18, 2007.  FairPoint objected in writing on May 25, 2007.

Likewise, Staff filed a motion to compel discovery responses from Verizon on May 18, 2007, to which Verizon objected on May 29, 2007.  OCA filed a third discovery motion with respect to FairPoint on May 30, 2007; FairPoint submitted a pleading in opposition on June 8, 2007.  Also on June 8, 2007, OCA filed a further discovery motion concerning Verizon, to which Verizon objected on June 18, 2007.  Staff and the Labor Intervenors withdrew their pending discovery motions on June 13 and June 21, 2007, respectively.

On June 22, 2007, the Commission issued Order No. 24,767 in this docket.  Order No. 24,767 denied the May 18, 2007 and May 30, 2007 discovery motions submitted by OCA as to FairPoint.  However, the Commission granted OCA’s June 8, 2007 request to compel Verizon to produce any business plans in Verizon’s possession that describe how Verizon intended to conduct business specifically in New Hampshire in the event the FairPoint transaction were not consummated.  The Commission ordered production of the documents regardless of whether they were technically in the possession of Verizon New Hampshire or an affiliate.  Verizon filed a motion for rehearing of Order No. 24,767 on June 26, 2007, requesting that the order be stayed as to Verizon pending a decision on the motion.  By secretarial letter of June 26, 2007, the Commission granted the stay and directed the Commission’s general counsel to conduct an informal conference to hear the dispute.  Verizon withdrew the rehearing motion on June 29, 2007 and, accordingly, the informal conference did not take place.

On July 6, 2007, the Commission by secretarial letter granted an assented-to request of Staff to make certain revisions in the procedural schedule while still providing for hearings in September 2007.  Also on July 6, 2007, and amended on July 12, 2007, OCA filed a motion for rehearing of Order No. 24,767 to the extent it denied OCA’s motion to compel certain discovery responses of FairPoint.  FairPoint objected in writing on July 13, 2007.  At issue in the rehearing motion were certain materials prepared by advisors to FairPoint that the Company used as it conducted negotiations with Verizon leading up to the agreement on the proposed transactions that are at issue in this proceeding.

OCA filed a motion on July 17, 2007 seeking to stay the procedural schedule.  In essence, it was OCA’s contention that because of dilatory and changing discovery responses from FairPoint, OCA had been unfairly hampered in its effort to develop its written case.  In separate pleadings, Verizon and FairPoint objected on July 18, 2007.  FairPoint took the position that the Commission’s rules specifically contemplate that “a party may need to continue to supplement discovery responses right up through hearing and beyond, because the landscape may continue to evolve and new information may come to light.”  FairPoint Objection of July 18, 2007 at 6.  Verizon made a similar argument.  Without deciding the motion, the Commission issued a secretarial letter on July 18, 2007 suspending the July 20, 2007 deadline for testimony from intervenors, Staff and OCA.  On July 20, 2007, the Commission issued Order No. 24,779, concluding that OCA had demonstrated “in light of the voluminous discovery in this momentous proposed transaction, the requisite hardship or inconvenience under the circumstances to justify extending into early August the deadline for its initial testimony.”  Order No. 24,779, slip op. at 3.  In light of the delay, the Commission also rescheduled the merits hearing to certain specified dates in October 2007, directing the parties to confer at an upcoming settlement conference about revising other deadlines in the procedural schedule accordingly.

The Municipal Intervenors submitted pre-filed direct testimony on July 23, 2007.  The following day, one of the intervening CLECs, Level 3 Communications, made a filing indicating that it now supported the proposed transaction.  According to Level 3 Communications, FairPoint had successfully addressed its concerns about the post-transaction viability of the interconnection agreement between Level 3 Communications and Verizon.  Accordingly, Level 3 Communications moved for leave to withdraw as an intervenor.

The Commission issued Order No. 24,780 on July 25, 2007, denying OCA’s request for rehearing of Order No. 24,767.  In Order No. 24,767, the Commission noted that OCA had indirectly received the materials it had sought in discovery, inasmuch as they had been disclosed to OCA’s Maine counterpart in connection with the parallel proceedings before the Maine PUC.  The Commission rejected OCA’s argument that the controversy remained a live one because the question of the admissibility into evidence of the documents was unresolved.

On August 1, 2007, the Commission received prefiled direct testimony from witnesses for OCA, NECTA, Bay Ring Communications, segTEL, Otel Telekom, National Grid, Staff, Unitil, PAETEC, and PSNH.  Testimony was filed on August 2, 2007 by witnesses for DSCI, Covad, Ms. Schmitt, City of Portsmouth and Labor Intervenors.  The Commission issued a secretarial letter on August 7, 2007, adopting an agreed-upon procedural schedule designed to accommodate the planned October hearings.

By motion filed on August 24, 2007, OCA asked the Commission to schedule a second pre-hearing conference in the proceeding, specifically requesting that a hearings examiner convene the parties to address the treatment of confidential information contained in the pre-filed testimony and exhibits likely to be introduced and discussed at hearings.  OCA described circumstances in which it and other parties had entered into confidentiality agreements with the Joint Petitioners, the results of which were five distinct levels of information classification for confidentiality purposes.(1) OCA complained that the system had become unworkable as final hearing preparations loomed, given varying interpretations among the parties of how to classify various pieces of specific information.  A separate motion asked the Commission to make certain confidentiality determinations.  Verizon and FairPoint tendered timely responses to these requests.

(1)  Given that the public availability of documents in the possession of the Commission is ordinarily governed by the Right-to-Know Law, RSA 91-A, which provides for only two kinds of classification (public and non-public), the possibility of five different levels of document and/or information classification is an unusual one.  But it is not without a colorable basis in law.  RSA 378:43, entitled “Information Not Subject to Right-to-Know Law,” sets forth certain special protections from public disclosure that apply to certain information and records supplied to the Commission by telephone utilities.  The premise of RSA 378:43 is that the telephone industry is to a significant extent a competitive one, and therefore telephone utilities require protection from compelled disclosures of sensitive information to their direct competitors.  Thus, the complicated classification regime evolved by the parties as the result of their confidentiality agreements is a function of their having agreed to shield some information from various groups of competitors as well as shielding certain highly confidential information from all competitors.  As discussed, infra, the classification regime was later simplified to three categories.

FairPoint submitted a motion to compel discovery on August 24, 2007.  The motion requested that the Commission compel OCA to respond to a request that an OCA witness, Susan Baldwin, disclose all information that she relied upon in this case that she had also used in her work on another Commission docket, DT 06-072, which concerned a subsequently withdrawn petition of Verizon for authority pursuant to RSA 374:3-a to operate under an alternative form of regulation (i.e., an alternative to traditional cost-of-service ratemaking).  OCA filed its objection on August 29, 2007.

By secretarial letter of August 29, 2007, the Commission granted OCA’s request for a pre-hearing conference before a hearings examiner, scheduling it for September 6, 2007.  The letter directed the parties to submit copies of their non-disclosure agreements with the Joint Petitioners on or before September 4, 2007.  On August 31, 2007, corrected on September 4, 2007, Ms. Schmitt filed a motion seeking clarification of her right to review certain confidential information contained in other parties’ pre-filed testimony.

The pre-hearing conference took place as scheduled and the Commission’s general counsel, in his capacity as hearings examiner, filed a written report later in the day.  The hearings examiner reported agreement at the prehearing conference to reduce from five to three the classification of information, with “public” information subject to full disclosure, “confidential” information shielded from public view but not parties signatory to appropriate non-disclosure agreements, and “highly confidential” information accessible only to parties that had signed such agreements and were also not business competitors of the Joint Petitioners.  The hearings examiner concluded that, in light of RSA 378:43, the Joint Petitioners were entitled to such protections, both as to documents and hearing testimony (the latter protection possibly requiring non-public hearing sessions to consider protected information).(2)  In addition, the hearings examiner noted that two areas of disagreement remained:  (1) Ms. Schmitt’s access to certain confidential information,(3) and (2) the availability to parties, other than Staff and OCA, of the so-called “Operating Systems Test Process Document” of FairPoint, describing certain FairPoint plans with respect to substituting its newly developed operating systems for those of Verizon post-transfer.  The hearings examiner recommended that Ms. Schmitt be given full access to the confidential information she sought and that FairPoint be required to disclose the Operating Systems Test Process Document to all parties that had signed non-disclosure agreements.  Thereafter, Ms. Schmitt filed a response and Verizon filed an objection to the hearings examiner’s recommendations with respect to Ms. Schmitt’s access to information.

(2)  RSA 378:43 is discussed at note 1, supra.

(3)  At the center of the dispute involving Ms. Schmitt’s access was information provided by the Joint Petitioners to federal authorities pursuant to the Hart-Scott-Rodino Act, 18 U.S.C. § 18a(h), which creates a mechanism for federal antitrust review of major corporate transactions prior to their consummation.  Verizon objected to disclosure of such information in discovery, but the issue was never resolved by the Commission because the Labor Intervenors withdrew a motion to compel discovery here when it obtained the materials by order of the Maine PUC.  The Labor Intervenors, in turn, used the disputed information in their testimony but redacted the information from the versions supplied to all other parties beyond OCA and Staff.

Staff, Verizon and FairPoint submitted pre-filed rebuttal testimony on September 10, 2007.  Also on September 10, 2007, Verizon filed a motion to compel OCA responses to certain data requests to which OCA had objected as argumentative.  OCA thereafter submitted a timely objection.

The Commission issued Order No. 24,789 on September 21, 2007, which denied the pending Verizon motion to compel OCA discovery responses.  Explicitly limiting its determination to the specific circumstances at issue, the Commission ruled that OCA need not provide the requested discovery because OCA could not tell Verizon anything Verizon did not already know with respect to the support in the federal Telecommunications Act for certain assertions made by OCA witness Baldwin.

The Commission took up the hearings examiner’s recommendations in Order No. 24,792 (September 27, 2007) and adopted the recommendations, determining that (1) the three-tiered classification system proposed by the parties for protection of confidential information at hearing was appropriate, although the Commission reserved the right to revisit the decision upon request from the public, (2) Ms. Schmitt was entitled to the information that had previously been withheld from her, (3) parties that had signed an appropriate nondisclosure agreement were entitled to review the Operating Systems Test Process Document, and (4) that the general counsel should convene an informal conference of the parties on October 9, 2007 for the purpose of discussing hearing logistics with the parties.  The conference took place as scheduled and the general counsel filed a written report on October 10, 2007.

Meanwhile, an issue that first arose with the filing of the Level 3 Communications withdrawal motion in late July came to the fore.  The question concerned the effect, if any, of settlement agreements entered into by individual intervenors and the Joint Petitioners that included such intervenors’ withdrawal of any objections to the petition.  On that basis, DSCI moved to withdraw its intervention petition on September 28, 2007.  BayRing, segTEL and Otel Telekom, three jointly appearing intervenors that had not reached a settlement with the Joint Petitioners, filed a request with the Commission on October 12, 2007 that the Commission require any such settlements be filed with the agency for Commission review in connection with the docket.  National Grid, Ms. Schmitt, PSNH and Unitil thereafter filed memoranda of understandings they had executed  with FairPoint, each of which included provisions withdrawing any objection by the signatory intervenor to FairPoint’s petition (but not necessarily to the relief requested by Verizon, as discussed infra).  FairPoint then filed a settlement agreement it had executed with Bay Ring, segTEL and Otel Telekom.  Covad submitted a letter withdrawing its pre-filed testimony, without indicating whether any settlement prompted such withdrawal.  Finally, on October 19, 2007, FairPoint submitted a written objection to the request that any so-called “bilateral” settlement agreements be submitted for Commission review.  Noting that the unfiled agreements all involved CLEC-intervenors, FairPoint took the position that the settlements themselves were not subject to Commission approval and that their disclosure to other CLECs would lead to competitive harm.  FairPoint offered to submit the agreements to the Commission for review in camera, however.

Rural Economic Development, Inc. (REDNet), a CLEC, filed a request for intervenor status on October 16, 2007.  FairPoint submitted an objection on October 19, 2007, asking the Commission to deny REDNet’s request on the ground that it was submitted many months after the February deadline for intervention requests set forth in the order of notice issued at the beginning of the proceeding.  FairPoint also contended that REDNet’s interests were adequately protected by the other CLECs with intervenor status and that granting REDNet intervenor status would not promote the objectives of justice and the orderly and prompt conduct of the proceedings.

The Commission issued a witness schedule on October 17, 2007.  By secretarial letter issued on October 19, 2007, the Commission made certain determinations germane to the hearings that were then three days away.  Specifically, the Commission (1) granted the REDNet intervention request, but limited REDNet’s participation to the submission of briefs as opposed to the presentation of evidence or cross-examination of witnesses, (2) directed FairPoint to submit copies of any settlement agreements it had executed with intervenors, to the extent not already on file, (3) ruled that it would not require any intervenors to present witnesses whom they wished to withdraw, regardless of whether their pre-filed testimony was on file, (4) revised the previously issued witness schedule somewhat, and (5) set forth the time schedule it intended to maintain during each hearing day.

NECTA filed a request on October 18, 2007 that the Commission alter the hearing schedule so that the presentation of evidence would begin with a discussion of the settlement agreement entered into by FairPoint with Bay Ring, segTEL and Otel Telekom.  According to NECTA, the receipt of such information would be crucial to the presentation of its case.

The merits hearings commenced as scheduled on October 22, 2007.   Meanwhile, the Commission continued to receive written motions that directly related to the presentation of evidence.

FairPoint submitted a pleading on October 22, 2007 asking the Commission to reconsider its previous ruling concerning the filing of settlement agreements (FairPoint motion for partial reconsideration).  According to FairPoint, the agreements in question (1) do not relate to interconnection or unbundled network elements such that they require Commission approval, (2)

are considered by the signatories to be extremely confidential, and (3) are not directly germane to the decision being made in this docket inasmuch as they would not become effective unless the asset transfers at issue in this case go forward.  FairPoint offered to submit the agreements for review by the Commission and its Staff only, objecting to their circulation beyond that.

Also on October 22, 2007, Verizon filed a motion to exclude the testimony to be offered by PSNH and Unitil.  According to Verizon, the subject of this testimony — the extent to which Verizon owed the two electric distribution companies sums of money for tree trimming, pursuant to the agreements between Verizon and the two companies governing joint maintenance of utility poles — is beyond the scope of the proceeding.  Moreover, according to Verizon, both PSNH and Unitil had recently submitted settlement agreements with FairPoint, withdrawing their opposition to FairPoint taking over Verizon’s land line network.  Therefore, according to Verizon, PSNH and Unitil had forfeited any objection to the requests from the Joint Petitioners that were actually pending in the case.

PSNH objected in writing to the motion to exclude its testimony on October 24, 2007.  According to PSNH, (1) Verizon’s request was untimely, and (2) the matters raised by the testimony are well within the scope of the proceeding, particularly in light of the Commission’s specific statutory authority to consider proposals by utilities to discontinue the provision of utility service.

One Communications and NECTA submitted separate objections to the pending FairPoint motion for partial reconsideration on October 26, 2007.  One Communications characterized as meritless the contention that the settlements in question contained competitively sensitive information the disclosure of which would harm the signatories.  According to One Communications, it is actually the non-disclosure of these agreements that raised the specter of competitive harms because of the possibility their implementation would lead to discriminatory treatment of CLECs by FairPoint.  One Communications took the position that the existing, three-tiered classification scheme at issue in the case would be more than adequate to protect the settlement signatories in the circumstances.  NECTA took the position that the settlement agreements are not within the ambit of RSA 378:43, the statute protecting against public disclosure certain information from telephone utilities.  NECTA further contended that FairPoint had waived any right to confidential treatment of the settlements because it had already publicly disclosed information in them.  Finally, NECTA contended that no authority exists for the filing of settlement agreements with the Commission without allowing anyone outside the agency to have access to them.

At hearing on October 26, 2007, the Commission heard oral argument on the motion to exclude the PSNH and Unitil testimony.  The Commission denied the motion at hearing on October 29, 2007, stressing that it was deferring the legal question of whether the Commission has jurisdiction over the joint ownership agreements in question and any breach of them.

At hearing on October 30, 2007, the Commission denied FairPoint’s motion for partial reconsideration to the extent the motion sought to restrict access to the rural LEC and CLEC memoranda of understanding solely to Staff and the Commission.

The hearings concluded on November 1, 2007, with parties thereafter filing responses to record requests made at hearing.  Referencing a discussion conducted by the Commission at the close of the hearings, the Commission by secretarial letter of November 13, 2007 established November 20, 2007 as the deadline for written briefs.  The Commission also accepted a master exhibit list submitted by FairPoint, formally entering all of the exhibits on the list into evidence.  On November 19 and 21, 2007, respectively, FairPoint submitted a copy of settlement agreements into which it had entered with the New Hampshire Electric Cooperative and REDNet.  The Commission received briefs or written comments from Labor, FairPoint, One Communications, Staff, the Municipal Intervenors, OCA, Union Telephone, BayRing (jointly with segTEL and Otel Telekom), Verizon, NECTA (jointly with Comcast), the City of Portsmouth and REDNet.

Unitil filed a letter on December 3, 2008 indicating that it had reached agreement with Verizon on all outstanding issues and, accordingly, withdrew its claims against Verizon regarding maintenance tree trimming.  PSNH filed a similar letter two days later.

At its public meeting of December 17, 2007, the Commission conducted preliminary deliberations with respect to the issues in the proceeding.  To varying degrees, each commissioner expressed concerns about the then-applicable terms of the proposal.  Noting the pendency of a settlement agreement in Maine that apparently had the effect of changing significantly the terms of the transaction for which the petitioners were seeking approval in all three states, the Commission indicated that it would not resolve the case without receiving some kind of submission from the petitioners reporting on the revised terms.(4)

(4)  This written order, as opposed to any statements made by the commissioners in the course of public deliberations, constitutes the entirety of the Commission’s decision on the merits of this case.  See RSA 363:17-b (noting that “[t]he transcript or minutes of oral deliberations shall not constitute a final order”).

Responding to a record request from the Commission at hearing, FairPoint filed a copy of its disaster recovery plan on December 21, 2007. On December 27, 2007, FairPoint filed a settlement into which it had entered with Covad Communications.  FairPoint made a similar submission on January 15, 2008 with respect to Union Telephone.

The Joint Petitioners and Staff then entered into a settlement agreement, which they filed on January 24, 2008.  On the same date, the Commission issued a secretarial letter indicating how it would proceed in light of this settlement agreement.  Specifically, the Commission (1)

scheduled a hearing on the settlement agreement for February 4 and 5, 2008, (2) scheduled a technical session for January 28, 2008 for the purpose of allowing interested parties to conduct informal discovery of the Joint Petitioners and Staff concerning their settlement, (3) directed that parties submit on January 30, 2008 the names of any witnesses they planned to present at the hearing, and (4) ordered that any such witnesses make themselves available for informal discovery at a technical session on February 1, 2008.

OCA filed a letter on January 25, 2008 requesting, among other things, that FairPoint perform and provide in discovery an additional run of the economic model it presented at hearing, taking into account the effects of the settlement agreements entered into in all three states.  The additional run was provided prior to hearing and entered as Staff Exhibit 64-HC.

The Joint Petitioners, Staff, and the Labor Intervenors made timely filings listing their planned witnesses.  The two technical sessions took place as ordered.  The hearings took place as scheduled on February 4-5, 2008.

As directed at the conclusion of the February 5, 2008 hearing, Staff filed on February 8, 2008 a chart setting forth all of the reporting obligations FairPoint has undertaken under the terms of the settlement.  The chart clarifies the nature and timing of the various expected filings.

In reaching a decision on this highly important case, we consider the arguments marshaled by the parties in their written briefs and the evidence, in the form of testimony and exhibits, adduced at the nine days of merits hearings conducted in late October and early November.  We also consider the evidence presented at the two days of hearings on the settlement agreement filed by the Joint Petitioners and Staff.  Finally, we have reviewed the hundreds of comments received from members of the public and the numerous written recommendations and comments from legislators.  Although these latter submissions are not evidence, they are useful in framing the inquiry to be conducted as we confront the ultimate question of whether what Verizon and FairPoint are proposing to do is in the public interest.

Our decision today takes into account the final decisions issued in Maine on February 1, 2008 and in Vermont on February 15, 2008.  We further expect and assume that, prior to the transaction closing, the parties and/or Staff will notify us promptly about any changed circumstances that will or are likely to have a material impact on any party’s ability to comply with the terms of this order.

III.                       DESCRIPTION OF THE PROPOSED TRANSACTION AS FILED

Verizon New England, Inc. (which conducts business in New Hampshire under the name Verizon New Hampshire) is the dominant incumbent local exchange carrier (ILEC) in New Hampshire.  It is a direct, wholly owned subsidiary of NYNEX Corporation which, in turn, is a wholly owned subsidiary of the publicly traded, ultimate parent firm Verizon Communications, Inc.  The other Verizon affiliates among the Joint Petitioners are interexchange carriers (IXCs) doing business in New Hampshire and are either directly or indirectly owned in their entirety by Verizon Communications.  FairPoint is a publicly traded company, headquartered in North Carolina, that currently serves two small exchanges in New Hampshire (East Conway and Chatham) as an ILEC, through a subsidiary based in Maine, Northland Telephone Company of Maine, Inc. d/b/a FairPoint Communications.

Verizon Communications seeks to transfer Verizon New England’s local and intra-state long-distance services and facilities in Maine, New Hampshire and Vermont to Northern New England Telephone Operations, Inc. (referred to in the record as Telco), a subsidiary of Verizon New England.  Likewise, Verizon Communications seeks to transfer the IXC business and assets in the three states to Enhanced Communications of Northern New England, Inc. (referred to in the record as Newco).  Newco is a subsidiary of Northern New England Spinco, Inc. (Spinco), a direct subsidiary of Verizon Communications formed for the purpose of accomplishing the proposed transactions.  Following the transfer to Newco, Verizon Communications would cause the stock in Telco to be transferred to Spinco, such that the former becomes a direct subsidiary of the latter.

Assuming these transfers are accomplished, Verizon Communications would distribute the stock of Spinco directly to the shareholders of Verizon Communications, whereupon Spinco would be merged into and with FairPoint.  The surviving company would be FairPoint, but the Verizon Communications shareholders would end up owning an estimated 60 percent of the surviving company.  FairPoint’s pre-existing management would continue to run the company, but Verizon Communications would have the right to designate up to six of FairPoint’s nine directors at consummation of the transactions.  Verizon New England’s current customers in the three states would become customers of Telco and current IXC customers of the other Verizon subsidiaries would become customers of Newco.

This particular kind of transaction, involving a spin-off to shareholders, followed by a sale to a smaller company which the shareholders of the selling firm then hold a majority interest in, is commonly referred to as a Reverse Morris Trust transaction.  Its purpose is to make the transaction tax-free to both the selling firm (Verizon Communications) and its shareholders.

The transactions as originally proposed in January 2007 would have resulted in consideration of $2.715 billion received by either Verizon Communications or its shareholders.  Of that sum, $1.015 billion consisted of the value of the equity in FairPoint to be received by the Verizon Communications shareholders, $900 million would have been cash paid to Verizon Communications itself and $800 million would have been in the form of Verizon

Communications debt to be assumed by FairPoint.  To fund the transaction, FairPoint planned to borrow $1.7 billion, refinancing the Company’s existing debt in the process.

Verizon does not plan to transfer any back-office facilities to FairPoint, and therefore FairPoint plans to develop the necessary administrative and support services to operate the land-line network in the three states.  The Joint Petitioners do not plan to have FairPoint assume these responsibilities on the date the transactions close.  Rather, Verizon and FairPoint have entered into a “Transition Services Agreement” whereby Verizon will provide FairPoint with support services post-closure until FairPoint’s systems are sufficiently developed to assume operational responsibilities.  The point at which FairPoint assumes those responsibilities is generally referred to as the “cutover” date.

IV.                      SUMMARY OF THE SETTLEMENT AGREEMENT

Although the settlement agreement does not alter the form of the proposed transaction, it contains significant changes in certain terms.  These changes reflect not only the negotiations between the Joint Petitioners and Staff, but also similar agreements previously reached in Maine and Vermont.

Verizon agreed to contribute an additional $297.5 million to FairPoint and its subsidiaries as they will be constituted post-closing.  This additional contribution does not consist of lowering the consideration to be paid by FairPoint.  Rather, Verizon agreed to add $235.5 million to the working capital of Spinco (the Verizon spin-off entity that will merge into FairPoint).  FairPoint agreed to use this infusion within 30 days of closing to repay permanently (or otherwise not incur) the term loan or Spinco securities issued or incurred at the closing.  Verizon also agreed to contribute an additional $25 million to Spinco’s working capital just prior to closing, to be reserved for projects in New Hampshire, and an additional $25 million with the same purpose on the second anniversary of the closing.  Finally, in connection with the Maine settlement, Verizon agreed to forgive FairPoint’s obligation to reimburse it for certain broadband expenditures in that state.  This, according to Verizon, effectively provides FairPoint with an additional $12 million in cash.

FairPoint made certain commitments with respect to capital expenditures to be made in New Hampshire following the transaction.  Specifically, FairPoint agreed to a minimum of $52 million in capital expenditures within New Hampshire during each of the first three years following the transaction.  During each of the fourth and fifth years following the transaction, FairPoint agreed to spend a minimum of $49 million in capital expenditures in New Hampshire.  Not to be included in such capital expenditures are sums that Verizon would have accounted for as operations and maintenance expense under its customary practices in northern New England.

The settlement contemplates the possibility that FairPoint may spend greater or less than the specified amounts in any of these years.  If expenditures fall below the required sum, the deficiency would be added to the mandatory capital expenditure for the following year.  Likewise, any capital spending in excess of the required amount would be carried forward and subtracted from the following year’s obligation.  If any annual shortfall exceeds $3 million, FairPoint agreed to apply a separate “adder” that is equal to half the total shortfall toward the Company’s capital requirements or any then-applicable, Commission-approved program for telecommunications infrastructure support.  Further, if after the initial five years there is any shortfall remaining to be carried forward, a separate, cumulative 50 percent adder would apply toward FairPoint capital requirements or Commission-approved telecommunications infrastructure support.

FairPoint agreed to certain restrictions on its dividend payouts post-closure.  Specifically, beginning with the first such quarterly dividend, FairPoint agreed to reduce its aggregate annual dividends on common stock by 35 percent.  This, according to the settlement, will cause an annual reduction of approximately $49.7 million in dividends, given the current FairPoint annual dividend of $1.59 per share.  Further, FairPoint agreed that after the first two fiscal quarters following the closing it would not declare or pay a dividend on common stock following the end of any fiscal quarter during which its Leverage Ratio(5) exceeds 5.0 or its Interest Coverage Ratio(6) is less than 2.50.  FairPoint also agreed that, exclusive of the first two quarterly interest payments post-closure, it would limit the cumulative amount of dividends on common stock to not more than the Cumulative Adjusted Free Cash Flow(7) generated after the closing.  The settlement

(5)  “Leverage Ratio” is a term with a specific definition in the settlement, viz:  “the ratio derived by dividing: (a) Consolidated Debt by (b) Adjusted Consolidated EBITDA,” exclusive of certain amounts contributed by Verizon pursuant to the settlement.  “Consolidated Debt,” in turn, means “all outstanding debt, guarantees and contingent obligations of FairPoint and its subsidiaries, plus overdue accounts payable of FairPoint and its subsidiaries, minus the lesser of: (a) all cash or cash equivalents or (b) $25 million.”  “Adjusted Consolidated EBITDA (earnings before interest, taxes, depreciation and amortization)” means “EBITDA as adjusted by adding thereto (i) the non-cash portion of any retirement or pension plan expense and (ii) all TSA payments and other one-time cash operating expenditures authorized to be added back to EBITDA by FairPoint’s credit agreement” entered into to finance the transaction.  “TSA,” discussed infra, is the Transition Services Agreement by which Verizon has agreed to provide certain back-office services to FairPoint following the closing for a limited period while FairPoint is gearing up its own systems.

(6)  As defined in the settlement, “Interest Coverage Ratio” is “the ratio derived by dividing: (a) Adjusted Consolidated EBITDA by (b) cash interest expense paid pursuant to the Credit Agreement or Bond Documents” associated with financing the transaction.

(7)  “Cumulative Adjusted Free Cash Flow” is defined in the settlement as on a cumulative basis and commencing on the Closing Date, $40,000,000 plus the Free Cash Flow of FairPoint calculated and adjusted quarterly by adding: (i) all dividends paid; (ii) all one-time capital expenditures for broadband expansion and for conversation to the new FairPoint systems to replace the Verizon operations support systems; (iii) all TSA payments and all other one-time cash operating expenditures authorized to be added back to EBITDA by FairPoint’s Credit Agreement, and (iv) cash one-time gains and cash one-time losses from sales of assets not included in operating income.

“Free Cash Flow” is “revenue less all cash operating expenses (including, without limitation, interest payments and tax payments) and cash contributions to retirement or pension benefit plans, capital expenditures, dividends and other routine cash expenditures.”

affirmatively commits FairPoint to not making dividend payments that are prohibited by its Credit Agreement with its lending institutions after the two first fiscal quarters after the closing.

With respect to the debt used to finance the transaction, FairPoint agreed that, beginning in the first quarter of 2009, it will pay either $45 million, or 90 percent of its Free Cash Flow, whichever is higher, toward the repayment of merger-related debt.  These payments would be applied equally in each quarter.

The settlement contains specific provisions related to when these dividend restrictions and debt repayment obligations terminate.  Specifically, these restrictions would no longer apply when FairPoint achieves a Leverage Ratio of 3.5 for any three consecutive fiscal quarters.  However, there is also a provision that would reimpose these restrictions within two years after such three consecutive quarters.  The limitations reattach in that two-year period if FairPoint’s Leverage Ratio exceeds 4.0 for any three consecutive quarters and, in that circumstance, would remain in place for five years after FairPoint regains a Leverage Ratio of 3.5 for three consecutive quarters.  The financial conditions expire absolutely ten years following the closing.

The settlement agreement contains certain provisions relating to the Credit Agreement between FairPoint and its lenders.  FairPoint represented that its Credit Agreement will not require Telco (i.e., FairPoint’s regulated subsidiary providing local exchange service in the three states) to guarantee or secure the obligations of FairPoint itself.  Likewise, FairPoint represented that the Credit Agreement will impose no restrictions on FairPoint’s ability to manage its regulated subsidiary or incur operating expenses, beyond a general obligation to maintain the business and assets in good order.  Finally, FairPoint represented that the Credit Agreement will not include any limitations on capital expenditures beyond the budget allocation that is part of the Credit Agreement, consistent with good utility practice and consistent with the commitments FairPoint has made to the regulatory bodies in the three states.

The Credit Agreement has not yet been finalized.  However, the settlement agreement represents that FairPoint has provided Staff with a “near-final” version of the Credit Agreement.  FairPoint agreed to file, in camera(8), the final version of the Credit Agreement not later than ten calendar days before the closing.  The settlement agreement provides that, thereafter, the Commission may within five days of the filing schedule a hearing on the Credit Agreement.  FairPoint also agreed to file, in camera, not later than two business days after the issuance of this order, a copy of the near-final Description of Notes document, with all terms but the interest rate finalized, to be included in the bond offering documents.  The settlement agreement requires the Commission to decide within five business days of this order whether to hold a hearing to consider the terms of the bonds.

(8) The chart filed by Staff on February 8, 2008 clarified that the Final Credit Agreement and the near-final Description of Notes would be filed in camera with the Commission.

With respect to broadband service, FairPoint agreed to provide Broadband Availability to 75 percent of its access lines in New Hampshire within 18 months of the closing and 85 percent of its access lines within 24 months of that date.  FairPoint also agreed to provide Broadband Availability to 95 percent of its New Hampshire access lines within 60 months of the closing, with that availability including a minimum of 75 percent Broadband Availability to access lines in “UNE Zone 3 exchanges.”  The term “Broadband Availability” has a specific definition in the settlement agreement:

the ability to provide within a normal service installation interval: (i) not less than 1.5 megabits per second (Mbps) of bandwith for distances up to 22,000 feet from a DSL-equipped central office or wire center, and (ii) not less than 764 kilobits per second (kbps) of bandwith beyond 22,000 feet.(9)  This definition also includes the use of other technology to achieve at least the same bandwith delivery.

 (9) “DSL” stands for “digital subscriber line” and refers to a type of internet service offered via copper wires as opposed to fiber-optic or wireless technology.

“UNE Zone 3 exchanges” are exchanges located in rural areas.

FairPoint also agreed to spend at least $56.4 million within five years of the closing on broadband infrastructure in New Hampshire, plus any additional expenditures required to meet the availability requirements.  Excluded from these spending requirements are funds contributed by Verizon pursuant to the settlement or any interest or gains earned by FairPoint on those Verizon contributions.  To the extent that any of the $56.4 million is not required to meet the availability commitments, FairPoint would remain obligated to spend the remainder.  At the conclusion of the five years, FairPoint would be required within 60 days to submit for Commission approval a plan for spending the remainder on New Hampshire infrastructure improvement and broadband expansion within the ensuing two years.

Should FairPoint fail to achieve its broadband availability commitments under the settlement, the Company agreed to certain penalties payable to the New Hampshire Telecommunications Planning and Development Fund.  The penalty is $500,000 for each percent by which FairPoint does not achieve the 18-month and two-year availability commitments.  Further, if FairPoint does not achieve its five-year commitment, the $500,000 penalty per percent continues to apply but accrues at six-month intervals until FairPoint achieves 95% availability.

The settlement agreement contains commitments related to the broadband services currently offered by Verizon.  FairPoint agreed to maintain all prices and speeds offered by Verizon for broadband internet service, including the Verizon FIOS product and the provision of stand-alone DSL service.  FairPoint agreed that the stand-alone DSL service would be available for a period of two years post-closing and at a monthly price of no greater than $37.  Thereafter,

FairPoint would continue to offer the service subject to annual price increases of no more than 15 percent unless otherwise approved by the Commission.  As to other broadband services, FairPoint agreed not to increase the prices for two years after the closing as long as the Commission does not seek to alter, amend or reduce any of FairPoint’s prices for services that are subject to Commission regulation.  FairPoint reserved the right to modify the promotional rates offered by Verizon except Verizon’s “for life” service offering at the specified access speeds for existing customers as of the closing.  Finally, FairPoint agreed not to increase for two years the monthly rates beyond the rates currently offered by Verizon for 768 kbps DSL service and for “Power Plan” DSL service at 3.0 Mbps for a one-year contract.

The settlement agreement contains provisions relating to the TSA and the “cutover” process by which FairPoint will assume full responsibility for the systems necessary for operation of the wireline network.  FairPoint agreed to the appointment of a third-party monitor to be selected by the relevant agency staff in the three states, with the expenses of the monitor paid by FairPoint.  To address the financial impact of a delayed cutover that would require FairPoint to pay Verizon pursuant to the TSA, more than anticipated, the agreement imposes certain requirements on Capgemini, the consulting firm that is assisting FairPoint with planning and executing the cutover process.  Capgemini must pay certain TSA fees on FairPoint’s behalf if Verizon is continuing to provide services under the TSA during the tenth, fourteenth and fifteenth month following the closing.  In exchange, FairPoint would issue preferred stock to Capgemini, with dividends payable in kind at the annual rate of 6.75 percent, in an amount equal to the TSA payments made by Capgemini.  The rate increases to 8.75 percent one year after the issuance of the preferred stock.  The preferred stock would be redeemable only to the extent that both before and after the redemption FairPoint’s Leverage Ratio is below 4.5.

Verizon also made certain commitments related to TSA payments should cutover take longer than the anticipated nine months following the closing.  Specifically, if cutover has not occurred prior to the end of the tenth month after the closing, and FairPoint has made all monthly fees to Verizon for the prior ten months under the TSA, and if at the end of the quarter immediately preceding the due date FairPoint’s Leverage Ratio exceeds 4.75, then Verizon must defer certain monthly TSA fees for months eleven, twelve and thirteen.  The deferred amounts would bear interest at the term loan rate plus 25 basis points.  Whenever FairPoint’s Leverage Ratio is at or below 4.75, FairPoint agreed to repay the interest and then the deferred fees themselves so long as the Leverage Ratio does not exceed 4.75 as a result.  FairPoint would be obliged to pay all deferred fees and unpaid interest by December 31, 2013.  And, as long as any such deferred fees are still payable, FairPoint would be precluded from redeeming the preferred stock issued to Capgemini — and FairPoint would not be able to incur additional debt beyond existing credit facilities without the approval of Verizon.

To allow the Commission to monitor FairPoint’s progress post closure, the Company agreed to provide monthly reports on its staffing throughout northern New England.  After the first year, this reporting obligation would become semi-annual.  However, monthly reporting obligations would resume whenever at least two service quality measures are at less than 95 percent of the applicable standard for three consecutive months or below 90 percent of the applicable standard for one month.  FairPoint also agreed to provide a remediation plan to address any continuing service quality problems.  The Company would also be obliged to provide detailed quarterly and annual financial results in a manner approved by the Commission, all revenues and charges to or from its regulated operations in New Hampshire, and, on an annual basis, FairPoint’s allocation of revenues and costs among the three states.

FairPoint agreed to adopt the Cost Allocation Manual currently used by Verizon to allocate costs consistent with the Federal Communications Commission’s (FCC) cost allocation rules (47 C.F.R Parts 32 and 64).  FairPoint’s regulated subsidiary would be required to submit (1) affiliate agreements and arrangements in accordance with RSA 366, and (2) within six months of closing, a proposed new cost allocation manual, designed to assure that no improper cross-subsidization among FairPoint entities occurs.  FairPoint agreed that the Commission would have access to the relevant information about costs and allocation methods used by FairPoint.

Concerning retail rates, FairPoint agreed that its regulated subsidiary would continue to offer residential customers a local exchange, stand-alone basic telephone service that includes the services listed in N.H. Code Admin. Rules Puc 412.01.  FairPoint agreed not to seek an increase in this New Hampshire rate for effect during the first five years after closing.  Conversely, the settlement calls for no decrease of any basic exchange retail rates in New Hampshire during the period.  There is an exception for “exigent circumstances,” defined as concerns about excessively high or low earnings, but even in that instance no rates would change prior to the fourth anniversary of the closing.

FairPoint agreed to provide sales and service options in New Hampshire that are the same as or comparable to those of Verizon, with the exception of products and services not assigned by Verizon to FairPoint as part of the transaction.  The other exception is electronic billing during the period the TSA is in effect.  FairPoint also agreed to negotiate in good faith for contracts with the same payment agencies currently used by Verizon, to facilitate continued in-person bill-paying.  If FairPoint is unable to secure such contracts, it would be obligated to make alternative arrangements and the Commission would determine if such alternative arrangements are sufficient.

The settlement contains certain provisions related to Verizon’s previous spin-off of its directory publishing business to Idearc.  The signatories agreed that the five-year rate freeze renders it unnecessary to consider the effect of the spin-off on rates during the period.  The settlement explicitly provides that neither the settlement nor any Commission approval of the Verizon-FairPoint transaction shall be deemed as precedent in any proceeding that is concerned with the imputation of revenue for ratemaking purposes of margins provided by directory advertising.  See Appeal of Verizon New England, Inc., 153 N.H. 50 (2005), affirming Verizon New England, Order No. 24,345 (July 9, 2004), 89 NH PUC 382 (ordering Verizon to adjust its financial statement to reflect imputation of $23.3 million in Yellow Pages revenues annually).

FairPoint agreed to continue providing the wholesale services currently offered by Verizon for three years following the closing.  During the period, FairPoint would not seek a rate increase and the Commission would not seek a rate decrease.  Further, FairPoint agreed that during this three-year period it would file, with the Commission on a confidential basis, all commercial agreements into which it enters for the provision of unbundled network elements in accordance with section 271 of the federal Telecommunications Act.  The commitment remains in place thereafter, but FairPoint may petition the Commission to waive it.

Incorporated into the settlement agreement as Exhibit 2 is the prior stipulation entered into among FairPoint and certain CLECs (BayRing, segTEL and Otel Telekom).  The CLEC agreement provides that FairPoint will not dispute that its regulated subsidiary will be an incumbent local exchange carrier (ILEC) for purposes of section 251 of the federal Telecommunications Act, which brings with it the obligation to make unbundled network elements available to CLECs in certain circumstances.  FairPoint agreed that it would not seek the protection from competition afforded by the so-called “rural exemption” described in section 251.  For three years post-closure, FairPoint agreed not to reclassify as “non-impaired” any wire centers in the three states that are not currently so-classified.  (When “impairment” exists within the meaning of the Telecommunications Act as to a particular wire center, the relevant ILEC must continue to offer competitors access to certain network elements on an unbundled basis.)

With regard to section 271 of the Telecommunications Act, which applies only to the BOCs (Bell Operating Companies) that trace their lineage as ILECs to the former AT&T telephone monopoly (including their successors and assigns), FairPoint agreed that regardless of whether its regulated subsidiary is ultimately determined by the FCC to be a BOC, the subsidiary will continue to make available to competitors the items on the so-called “competitive checklist” set forth in section 271, at rates that are just, reasonable and non-discriminatory.  However, FairPoint may discontinue providing any such item if relieved of that obligation by the FCC, a state commission or a court of competent jurisdiction.

The CLEC agreement contains provisions requiring good faith negotiations, followed by regulatory review if necessary, as to disputes over rates, terms and conditions for section 271 network elements.  FairPoint agreed to provision line-sharing arrangements (by which CLEC-provided DSL service shares the same cooper loop with basic telephone service provided by FairPoint) for three years.  The agreement explicitly provides that FairPoint is not thereby admitting that it is required to make line sharing available.  FairPoint also agreed that its regulated subsidiary will be subject to the Performance Assurance Plan in effect as of the closing date.

FairPoint agreed to certain commitments related to the effect of the cutover process on the competitive carriers.  There are provisions governing training of the CLECs on FairPoint’s systems, testing, contingency plans, cutover readiness criteria, the right of CLECs to seek enforcement of FairPoint’s performance assurance plan, and FairPoint’s agreement not to pass on to the CLECs any acquisition expenses, other expenses or fees incurred by FairPoint under the TSA.  FairPoint agreed to extend all inter-carrier agreements in effect as of the closing date for three years beyond each agreement’s stated expiration date, with the rates and terms of month-to-month agreements extended for three years from closing.  FairPoint also agreed to pro-rate volume discount programs offered to CLECs so that the relevant pricing terms do not include volume requirements from states other than Maine, New Hampshire and Vermont.

The agreement contains FairPoint’s commitment to provide three-year agreements for tandem transit service, capped at current rates.  As to wholesale rates that are tariffed in New Hampshire, FairPoint agreed to adopt and cap the existing Verizon UNE rates and special access rates for three years and also freeze the wholesale discount offered under TSR (total service resale) tariffs.  There is also an agreement not to seek rate decreases for such services during the initial three-year period.

FairPoint agreed to comply with the applicable performance assurance plan and carrier-to-carrier (C2C) guidelines, explicitly authorizing the CLECs to seek enforcement of them.  FairPoint agreed to work cooperatively with the CLECs and state regulatory authorities on a new performance assurance plan.  Reporting obligations and penalties under the performance assurance plan or the C2C guidelines would be suspended for one month following cutover.  FairPoint agreed to comply with industry standard number porting and trunk ordering rules and intervals, except as set forth in existing tariffs.

The CLEC agreement precludes FairPoint for three years from closing from seeking forbearance before the FCC as to any section 251 obligations.  See 47 U.S.C. § 160(c) (authorizing FCC to grant such forbearance in appropriate circumstances if it would “promote competitive market conditions”).  However, FairPoint would be authorized to seek review or clarification of forbearance issues arising out of a prior Verizon petition.  Additionally, FairPoint agreed that it would not give effect for three years to any forbearance granted Verizon in Strafford and Rockingham Counties based on a currently pending request.  As to that request, the signatories agreed that the three years would comprise a reasonable transition period.  Finally, FairPoint agreed not to file for three years after closure any forbearance petition seeking non-dominant treatment for its regulated subsidiary.

In the settlement agreement signed by FairPoint, Verizon and Staff, FairPoint agreed to pay for an independent audit of its performance assurance plan.  If a simplified plan is adopted prior to June 1, 2010, the audit would take place during the first six months of the new plan’s effective period.  If no such plan is in place, and efforts to develop such a plan have terminated, by June 1, 2010, then the audit would apply to the existing performance assurance plan.  The settlement also calls for FairPoint to begin filing monthly status reports post-closing of the development of its “pole licensing and administration” group.

FairPoint agreed to file with the Commission a full network improvement plan based on root cause analysis.  The deadline for the filing is August 1, 2008 or three months following cutover, whichever is sooner.  Prior to the filing, FairPoint must provide monthly network improvement progress reports to Staff.  FairPoint agreed to a detailed set of quality of service requirements, attached as an exhibit to the settlement agreement.  FairPoint further agreed to make monthly service quality performance reports to the Commission, filed on a non-

confidential basis notwithstanding RSA 374:43-a (concerning presumptive confidentiality of telephone company filings).

In addition to adopting specific retail service quality standards, FairPoint agreed to self-enforcing penalties in the event the standards are not achieved.  FairPoint agreed to improve service quality standards Verizon failed to meet in 2007, by 1/6th in 2008, by ½ in 2009, by 5/6ths in 2010 and will meet all standards by July 31, 2011.  These incremental improvements (Transition Increments) are the standards FairPoint will be required to meet by year end, during the transition, or pay the required penalty.  Penalties will be refunded to retail customers through bill credits.

The settlement agreement requires FairPoint to pay for an independent audit of its quality of service reporting metrics, to take place no earlier than one year after cutover.  FairPoint also agreed to pay for an independent management and operations audit in certain circumstances.  Those circumstances are lower than 90 percent compliance with service quality standards, after reflecting “transition increments,” based on averaging the results of all measures over any 12-month period that begins on or after January 1, 2009.

FairPoint agreed to conduct an inventory of double poles in New Hampshire, and to establish a detailed work plan for eliminating these double poles, within six months of the closing.  The settlement agreement calls for FairPoint to reduce the number of double poles (currently estimated to be approximately 7,000) to less than 500 within two years after completing the work plan, but no later than July 31, 2010.  FairPoint agreed to submit quarterly reports on its progress until it achieves the 500-pole benchmark, filing reports annually thereafter.

The settlement agreement explicitly contemplates the possibility that FairPoint will not meet the double pole backlog reduction requirement.  Should this occur, and the shortfall is more than 100 but less than 1,000 poles greater than the 500-pole benchmark, FairPoint agreed to set aside $1,000 per pole for the shortfall.  This money would be placed in a fund to be used by FairPoint to meet the backlog elimination requirement.  In the event of a shortfall beyond 1,001 poles, FairPoint agreed to set aside $1,000 per pole in a separate, interest-bearing account.  Some of the money would be paid to the Telecommunications Planning and Development Fund in these circumstances, in escalating increments.  Any such money set aside for double pole removal must be expended by July 31, 2011.  If the work has not been completed by that date, the remaining set-side money would be paid to the Telecommunications Planning and Development Fund and FairPoint would be explicitly subject to the provisions of RSA 365:41 and 42 relative to failure to comply with a Commission order.

FairPoint agreed to certain limitations, dependent on both financial and service quality requirements, on its right to make additional business acquisitions following its takeover of the northern New England wireline network.  For the first 12 months post-closing, FairPoint would be prohibited from closing on business acquisitions exceeding $100 million in the aggregate.  During the ensuing two years, FairPoint would be permitted to close on business acquisitions not exceeding an aggregate total amount from the closing of this transaction of $250 million as long as FairPoint’s average Leverage Ratio has not exceeded 4.5 during the preceding three fiscal quarters prior to the acquisition.  Between three and five years after the closing, the acquisition limit increases to an aggregate of $500 million as long as the Leverage Ratio has not exceeded 4.75 during the trailing three quarters.  Finally, beginning five years after closing, the aggregate limit increases to $750 million with the same 4.75 limit on the Leverage Ratio for three quarters.

These limitations on acquisitions could terminate, after the second anniversary of the closing, when FairPoint has achieved an average Leverage Ratio for three consecutive quarters that has not exceeded 4.0.  They would also terminate if FairPoint achieves the Leverage Ratio benchmarks necessary for termination of the dividend restrictions described supra.

There is a separate limitation on business acquisitions in the settlement that is tied to service quality benchmarks.  Specifically, FairPoint would be precluded from closing on business acquisitions exceeding an aggregate value of $100 million, without Commission approval, until it has, for four consecutive quarters, achieved at least 95 percent of the specific standards set forth in the settlement as well as at least 90 percent of the measures to be determined subsequent to the signing of the settlement.  Following the second anniversary of the closing, if FairPoint fails to meet this service quality-related limit on acquisitions, it may file a remediation plan for Commission approval and set aside funds necessary to implement the plan within 12 months.  In that instance, if the Commission takes no action within 60 days, the plan would be deemed satisfactory and the acquisition limit based on service quality would be lifted.

The settlement agreement includes one exception to the acquisition limits tied to service quality.  FairPoint would be permitted to close on one business acquisition of not more than $500 million, provided that it is in compliance with the financial conditions for such acquisition, the acquisition is not publicly announced prior to the second anniversary of closing, and FairPoint has achieved the standards indicated by the Transition Increments on a pro-rated basis.  Should FairPoint move forward with such an acquisition, applicable service quality penalties would be doubled.  The service quality-related limitations on business acquisitions would terminate in their entirety when FairPoint has achieved, for a period of four consecutive quarters, 100 percent of all service quality benchmarks except for one and at least 80 percent of the applicable standard for that benchmark.

In addition to the four members of the FairPoint board of directors who will reside in New England following the closing, the settlement agreement includes FairPoint’s commitment to make a good faith effort to attract within four years a board nominee, in addition to the four, from northern New England who meets FairPoint’s corporate governance guidelines.  FairPoint also agreed to make a good faith effort over time to maintain the same aggregate representation from northern New England on its governing board.  The settlement further provides that, whenever actions of FairPoint involve commitments undertaken pursuant to the settlement agreement, any action by the board must be taken by the full board as opposed to a committee or other sub-group.

FairPoint agreed to establish a separate subsidiary for its ILEC operations in each of the three states should FairPoint take such a step in either Maine or Vermont, provided that it receives such a request from the relevant state regulatory commission or commissions.  FairPoint also agreed to seek Commission approval prior to transferring any assets of its regulated, Telco subsidiary used to provide telecommunications service in New Hampshire.  This commitment applies regardless of whether the assets are physically located in New Hampshire.  There is an exception to this limitation for transfers in the ordinary course of business, up to a maximum annual aggregate value by asset type of $10 million and a maximum of $20 million in total.

Under the settlement agreement, FairPoint would be precluded from causing the regulated FairPoint subsidiary, Telco, to guarantee or otherwise become liable for any financing obligation of any other entity.  Likewise, providing any mortgage, pledge or encumbrance of the regulated subsidiary’s assets would be prohibited.  Finally, FairPoint would be precluded from providing credit support for the obligations of any other entity, other than agreements subordinating intercompany obligations to bank credit agreements from Telco.  FairPoint agreed that none of its entities would, without prior Commission approval, enter into any credit or other financial agreement that conflicts with or overrides any provision of the settlement.  Likewise, credit or financial agreements would be precluded if they could reasonably be read to induce an expectation that any FairPoint entity will or may cause the settlement, or any credit or finance agreement of the regulated subsidiary, not to be enforced or applied in full compliance with its terms and conditions.  Finally, the settlement precludes all FairPoint entities from entering into any agreement or providing any representations or assurances that dividends, other equity capital or cash distributions provided by the regulated subsidiary will or may be made available or pledged as security for the benefit of any entity other than FairPoint.  Likewise, there is a prohibition on representations or assurances that such resources will or may be used in any way inconsistent with FairPoint’s obligations under the settlement.

The last provision of the settlement agreement concerns the possibility that the FCC, the Maine Public Utilities Commission or the Vermont Public Service Board would impose conditions on the transaction subsequent to the date of the settlement agreement.  In such circumstances, approval by the Commission would be conditional and subject to its review of any additional conditions imposed by those other regulatory bodies.

V.                    LEGAL FRAMEWORK

New Hampshire law requires the Commission to determine that these transactions are in the public interest prior to their consummation, explicitly vesting the Commission with authority to impose appropriate conditions for such authority.  Specifically, RSA 374:26 precludes the commencement of service as a public utility in this state unless, “after due hearing,” the

Commission finds “that such engaging in business, construction or exercise of right, privilege or franchise would be for the public good . . . and [the Commission] may prescribe such terms and conditions for the exercise of the privilege granted under such permission as it shall consider for the public interest.”  RSA 374:28 provides that the Commission may authorize a public utility to discontinue providing service on a permanent basis “whenever it appears that the public good does not require the further continuance of such service.”  Finally, RSA 374:30 authorizes a utility to “transfer . . . its franchise, works or system . . . exercised or located in this state . . . when the commission shall find that it will be for the public good and shall make an order assenting thereto, but not otherwise.”(10)  By rule, the burden of proof in this proceeding rests with the Joint Petitioners, who must establish factual propositions by a preponderance of the evidence.  N.H. Code Admin. Rules Puc 203.15.

(10) The Joint Petitioners have noted that they are not proceeding under RSA 369:8, II, which provides a form of expedited review for certain transactions involving parent companies of public utilities.  We agree that this is not an RSA 369:8, II case.

In making “public good” determinations under the various statutes governing asset and franchise transfers, “the Commission has a longstanding practice of evaluating the managerial, financial and technical ability of the proposed transferee to operate a public utility.”  Atkinson Area Waste Water Recycling Co., Order No. 24,817 (Jan. 11, 2008) at 3.  Accordingly, we discuss these issues in detail herein.  Various parties, in their briefs and other submissions, have referenced both the “no net harm” standard the Commission has often applied in evaluating utility ownership transactions as well as the “net benefits” test that has been referenced on occasion.  However, as in last year’s decision in National Grid plc, Order No. 24,777 (July 12, 2007), the question of which such standard applies here is not one we need resolve.

The National Grid case involved plans by the parent company of an electric utility to acquire a gas utility as a wholly owned indirect subsidiary.  What was ultimately presented to the

Commission for approval was a settlement agreement among the petitioners, OCA and Staff.  Accordingly, the Commission noted:

N.H. Code Admin. Rules Puc 203.20 (b) provides that the Commission shall approve disposition of any contested case by settlement “if it determines that the result is just and reasonable and serves the public interest.” See also RSA 541-A:31, V(a). In general, the Commission encourages parties to attempt to reach a settlement of issues through negotiation and compromise as it is an opportunity for creative problem-solving, allows the parties to reach a result more in line with their expectations, and is often a more expedient alternative to litigation. However, even where all parties enter into a settlement agreement, the Commission cannot approve it without independently determining that the result comports with applicable standards.

National Grid, Order No. 27,777 at 68 (citations and internal quotation marks omitted).  Noting that a variety of statutes applied and complex issues were being resolved, the Commission “consider[ed] all the interests involved and all the circumstances in determining what is reasonable.” Id. at 70-71 (citing Grafton County Electric Light and Power Co. v. State, 77 N.H. 539, 540 (1915); Parker-Young Co. v. State, 83 N.H. 551, 561-562 (1929); and Appeal of Pinetree Power, 152, N.H. 92, 97 (2005)).  We undertake the same inquiry here.  Moreover, assuming arguendo that a “net benefits” test is applicable and that it requires a greater showing than a “no net harm” standard, based on the specific factual determinations set forth infra we conclude that the proposed transaction, as conditioned by the settlement agreement and herein, provides net benefits to the public.

Federal law governs FairPoint’s request for designation as an ETC.  We discuss the applicable law infra.

VI.                FINANCIAL, MANAGERIAL AND TECHNICAL CAPACITY

The fundamental issue in this case concerns FairPoint’s financial capacity to assume Verizon’s responsibilities, given the terms of the proposed transaction and FairPoint’s likelihood of future success. Managerial and technical capacity, in turn, will have an impact on how successful FairPoint is both financially and operationally. FairPoint’s financial soundness will determine to a great extent its ability to thrive.  Financial soundness depends on the Company’s access to the technological and professional resources it needs to discharge its obligations fully as a public utility.

Although this has been a highly contested case, the parties do not appear to be in significant dispute about whether FairPoint has the managerial capacity to assume responsibility for Verizon’s regulated utility business in New Hampshire and operate it successfully alongside the unregulated business lines it also plans to pursue.  Indeed, the testimony of FairPoint’s senior management at hearings before the Commission reveals competence and expertise of sufficient quality as to support a finding that FairPoint has the requisite managerial capacity.  Our examination of the parties’ positions and our analysis of the evidence follows.

A.            FairPoint

According to FairPoint, the record adduced at the initial hearings clearly demonstrated that it has the financial capacity to make good on the commitments it has publicly undertaken in connection with the proposed transactions.  FairPoint contended that, post transfer, it will have sufficient cash flow to cover its cash operating costs, capital expenditures, tax liabilities, interest obligations, a cash dividend at the level FairPoint currently pays — with money left over to cover contingencies and/or to make optional debt reduction payments.  In support of these assertions, following the completion of the initial hearings FairPoint directed the Commission’s attention to the testimony of Walter Leach, FairPoint’s executive vice president of corporate development.

FairPoint further asked the Commission to credit the testimony of its witness William King, who compared post-transaction FairPoint to certain “guideline” companies and concluded that FairPoint has a reasonable prospect of outperforming the projections.  King rebuttal at 4.

FairPoint notes that its witness Michael Balhoff, an independent consultant, conducted a sensitivity analysis of the financial projections, described in the confidential version of his direct rebuttal testimony, and also endorsed FairPoint’s projections.  Balhoff prefiled at 38 and 41.

FairPoint characterized itself as a company with “traditional conservatism” with respect to estimating future performance of acquisitions, citing as evidence the Company’s record following the completion of earlier transactions.  FairPoint Brief at 16.  Mr. Leach testified that FairPoint has always “increased dramatically” the operating cash flow of its acquired companies when compared to their historical performance, consistently out-performing FairPoint’s own two-year projections.  Further, according to FairPoint, the mere fact that lenders have committed in excess of $2 billion to the proposed acquisition of the Verizon northern New England landline network (along with FairPoint’s debt refinancing plan) is itself proof of the reasonableness and credibility of FairPoint’s financial projections.

At the initial hearings, Mr. Leach testified that FairPoint estimates it will be able to save between $60 and $75 million annually in operating costs, primarily by replacing various functions that Verizon currently provides but does not plan to transfer to FairPoint.  Leach Rebuttal at 55-66.  According to FairPoint, these estimated savings are neither arbitrary adjustments of Verizon’s current expenses nor the kind of savings typically described as synergies — i.e., savings achieved through the streamlining of redundant functions.  Rather, FairPoint contends, certain allocated operating expenses of Verizon are being eliminated completely, to be replaced by direct costs.  These Verizon operating expenses, according to FairPoint, reflect aspects of Verizon’s current operations that are performed outside northern New England and charged to Verizon’s northern New England operations as overhead — approximately $270 million in 2006.  Leach rebuttal at 55.  Justifying these projected savings,

FairPoint maintained they result from a “bottom-up” budgeting process.  FairPoint Brief at 19 (quoting Leach Rebuttal at 58).  Moreover, according to FairPoint, it actually projects an increase in cash operating costs, even in the face of projected line losses, with overall savings arising out of reductions in non-cash depreciation and amortization expense.  Leach Rebuttal at 47-48.

FairPoint indicated that it assumed, based on data received from Verizon, that between 4 and 4.5 percent of the northern New England workforce will leave the organization on a voluntary basis each year.  According to FairPoint, it will not need to replace all of these workers.  Noting the skepticism of the Labor Intervenors with respect to this projection, FairPoint contends that its overall cash operating expense projections are consistent with those of similarly situated utilities.  King Rebuttal at 11-13.

In its brief, FairPoint defends its estimate of future operating expense levels as relatively flat.  According to FairPoint, Verizon’s own direct costs have been declining steadily in recent years.  Leach Rebuttal at 46.  Noting that Labor Intervenor witness Barber testified to certain expense growth being experienced by Verizon, FairPoint alleges that this results not from actually increasing costs but, rather, from increasing cost allocations to northern New England from elsewhere in the Verizon system.  Leach Rebuttal at 46; King Rebuttal at 13.  According to FairPoint, it will inherit none of these overhead costs.

In the view of FairPoint, acute competition for telecommunications customers will of necessity drive productivity increases post-transaction.  According to FairPoint, because of its “singular focus” on northern New England, it will be in a far better position than Verizon currently is to increase efficiency in a manner that does not jeopardize service quality.

FairPoint defended its projected levels of capital expenditures in the face of concerns expressed by Mr. Barber on behalf of the Labor Intervenors about those projections in relation to projected depreciation expense.  According to FairPoint, Mr. Barber is simply not correct in his contention that FairPoint can use a non-cash item like depreciation to make any kind of cash investment in the company.  According to FairPoint, depreciation expenses are included in utility revenue requirements for ratemaking purposes to allow the utility an opportunity to recover past capital expenditures.  Thus, citing the testimony of Mr. Balhoff, it is not reasonable to expect that capital expenditures should equal a utility’s depreciation expenses.  According to FairPoint, its projected ratio of capital expenditures to “fully loaded depreciation” of 55.4 percent is comparable to the median for similar rural carriers and, excluding Verizon’s investment for FiOS, is comparable to Verizon’s median ratio of capital expenditures to depreciation.  FairPoint Brief at 22.  Moreover, according to FairPoint, because the number of access lines is not growing, thus freeing some plant to be redeployed, and because replacement equipment is frequently less expensive than what it replaces, this industry trend is unsurprising.

FairPoint noted, following the initial hearings, that its financial projections included the expectation that the number of switched access lines will continue to decline throughout the period of the projections.  But FairPoint dismissed concerns that its projected losses were too optimistic in light of competition from cable companies and from the former MCI subsidiaries now owned by Verizon.  According to FairPoint, there was no credible evidence presented at the initial hearings that Verizon has any plans to increase efforts to market the services of the former MCI subsidiaries in New Hampshire.  With respect to cable competition, FairPoint maintained it has aggressive plans to address the market for data services through aggressive deployment of broadband.

Further, according to FairPoint, access line counts are only one component of projected revenues.  FairPoint cited its “ability to generate incremental revenue from value-added services supplied to existing and new customers.”  FairPoint Brief at 24.  According to FairPoint, its projections of increased revenue per access line are conservative.  Citing the testimony of Mr. King, FairPoint noted that (1) its projections assume only an 8.8 percent increase in per-line revenue through 2015, (2) Iowa Telecom increased its per-line revenue by more than 15 percent in its first three years after acquiring Verizon’s assets in Iowa (with revenues growing more than 27 percent in its first five and a half years of operating the acquired lines, growth that has come almost exclusively from increased sales of internet service and long-distance) and (3) Valor Telecom achieved a 19 percent increase in revenue per line within three years after acquiring certain Verizon properties in the southwest.

According to FairPoint, while the opportunity for growth in long-distance sales in northern New England is not as great as it was several years ago, the opportunity for increasing broadband sales and penetration in the region is far greater.  FairPoint further contends that because it will be creating infrastructure capable of delivering IPTV and other services beyond the traditional internet access, FairPoint will be able to leverage its investment in this infrastructure to deliver products that did not contribute to the Valor or Iowa Telecom experience.

It was FairPoint’s contention following the initial hearings that the planned capital structure in the original petition was sound.  Noting that opponents have raised the projected level of FairPoint’s common stock equity account, FairPoint’s position was that the percentage of equity in the company’s capital structure is not a concern in and of itself.  Rather, according to FairPoint, if a utility has a strong operating cash flow that is sufficient to cover required capital investment, debt service and dividends, then the book capital structure is of little or no impact to customers.

Moreover, according to FairPoint, when comparing the capital structure of the company post-transaction to that of other companies, it is important to take into account the effects of accounting for the tax treatment arising out of the Reverse Morris Trust arrangement.  FairPoint noted that under this arrangement it is Spinco that will be deemed to have acquired FairPoint, with the resulting balance sheet reflecting no goodwill or franchise value connected with the Spinco business.  According to FairPoint, citing the testimony of its witness Michael Balhoff, major industry players like Comcast and Cablevision would have “huge” common stock equity deficits if the franchise and goodwill values were excluded from their balance sheets.

FairPoint noted that its approach to capitalization and capital allocation, while consistent with the approaches used by the so-called “guideline” companies, involves a relatively higher percentage of debt, and a higher dividend payout ratio, than has historically been typical of the Regional Bell Operating Companies.  However, according to FairPoint, these attributes are common to local exchange carriers throughout the U.S., yields a much lower cost of capital and has been endorsed by financial markets.  Further, FairPoint draws the Commission’s attention to cases in which it has rejected as inefficient capital structures comprised primarily of equity.  According to FairPoint, it and other carriers are employing capital structures such as that proposed here to respond to “new and unavoidable pressures” in the industry in an effort to generate appropriate financial returns and continue to provide high-quality service.

FairPoint further defended its dividend payment plans following the original hearings.  Quoting Mr. Balhoff, FairPoint contends that it and its peer companies are paying relatively higher dividends because growth and capital appreciation has become harder to generate than in the past.  According to Mr. Balhoff, “if policymakers expect FairPoint or any carrier to maintain some appropriate market-responsive balance between debt and equity, they will have to permit appropriate returns for holders of debt securities and equity securities.”  Balhoff Rebuttal at 22.  FairPoint contends that its projected payout ratio is directly in line with similarly situated companies, including companies that paid out dividends in excess of earnings during 2006 and some that have a book equity value that is negative.  According to FairPoint, all of these companies have substantial positive market capitalizations — i.e., the combined fair market value of shareholders’ equity interests — which proves the financial strength of these companies.

FairPoint rejected the contention of Mr. Barber, on behalf of the Labor Intervenors, that FairPoint regarded its dividend as “sacrosanct.”  Although FairPoint acknowledged that any company whose shares trade publicly has a fiduciary duty to seek to provide a reasonable and predictable return on shareholder investment, failing to adjust financial strategy to changing operating conditions would ultimately cause greater harm to the company than steadfast adherence to a stated dividend policy.  According to FairPoint, the Company understands that the portion of its cash flows allocated to dividends is ultimately available to meet unforeseen challenges.  Thus, FairPoint contends that the cash flow “cushion” to which its witnesses referred at hearing is even greater than apparent because dividend payments are not mandatory obligations.

At the hearing on the settlement agreement, FairPoint described the various issues that had been raised and addressed by the settlement agreement.  FairPoint reiterated its commitment to providing utility service in New Hampshire and its view that the transfer from Verizon to FairPoint is in the public interest.  Consequently, FairPoint requested that the Commission approve the settlement agreement and the transaction as “now proposed.”

B.            Staff

Staff originally concluded that if the Verizon-FairPoint transaction were to be approved as filed, FairPoint would be saddled with a “potentially crippling debt burden in a declining industry.”  Staff Brief at 6.  Staff complained that Verizon would reap significant financial benefits from the deal while leaving New Hampshire to confront “the risks inherent in bringing to the state a small and relatively new carrier [that] is much weaker financially and whose operations will expand by as much as six times its current size.”  Id. at 6-7.

According to the Staff position prior to the settlement, following the transaction, FairPoint would have increased its debt to $2.35 billion, which would make the Company unusually leveraged for a New Hampshire utility.  Staff noted that FairPoint projected that its leverage ratio will range from 4.0 to 4.2 following the first year of post-transaction operations.  The ratio compares projected debt to FairPoint’s EBIDTA (earnings before interest, taxes, depreciation and amortization).

As a comparison, Staff invoked figures from other telecommunications companies it characterizes along with FairPoint as wireline consolidators.  This, according to Staff, refers to companies that embark upon a continuing series of wireline network acquisitions as a means of offsetting steady and continuing declines in access line revenue.  Staff noted that, unlike the consolidators, the corporate descendants of the former AT&T telephone monopoly are in the process of divesting themselves of wireline assets by selling them to the consolidators.

Staff drew the Commission’s attention to the record evidence concerning debt-to-EBIDTA ratios for other consolidators — Windstream, Embarq, Citizens and Century Tel.  These ratios ranged from 2.3 to 4.1 in 2006,  according to Staff, citing Staff exhibits 28 at 6 and 31 at 4-5.  Staff also refers to FairPoint’s projections for EBIDTA-to-interest ratio, which it characterizes as a measure of free cash flow available to meet interest obligations.  According to Staff, FairPoint projects an EBIDTA-to-interest ratio of between 3.3 and 3.4 in year two and beyond, which Staff compares to ratios for the peer-group companies of between 3.3 and 6.0 for fiscal year 2006.  Id.  The inference Staff asked the Commission to draw from this information is that, even under what FairPoint characterizes as its base case scenario, the post-transaction Company’s exposure to financial risk is expected to be far greater than that of its peers.

As discussed in Section IV, Staff entered a settlement agreement with FairPoint and Verizon, which it filed on January 24, 2008.  The settlement agreement includes financial terms and provisions that, in effect, addressed the debt burden and financial ratio concerns Staff had raised throughout the course of the proceeding.  Staff testified in favor of the settlement agreement at the hearings on February 4 and 5, 2008, and in its closing statement Staff reiterated, among other things, its position that the “totality of the commitments Fairpoint and Verizon have made in Maine, Vermont and New Hampshire ensure that the public interest will be served” by approval of the settlement agreement.  Staff further stated that the terms of the settlement agreement will “ensure that Fairpoint will have the managerial, technical and financial capabilities to assume ownership and operation of Verizon’s landline assets in New Hampshire.” Tr. 2/5/08 at 16.

C.            OCA

OCA contends that FairPoint’s own financial projections show that the Company lacks the financial resources to undertake the transaction as filed.  According to OCA, FairPoint’s dividend yield of 8.4 percent is at the top of comparable firms, as is FairPoint’s dividend payout ratio of 91 percent.  OCA compares these figures to FairPoint’s projected ratio of debt to

EBITDA(11) to conclude that the planned high debt/high dividend structure is “an all too risky platform from which to operate the telecommunications services network of Northern New England.”  OCA Brief at 35.

(11) EBITDA is “earnings before interest, taxes, depreciation and amortization.”

As to FairPoint’s financial projections, OCA complains that the Company used a complex financial model that is built on information received from Verizon.  According to OCA, the Commission should not rely on these projections because much of the underlying data and calculations are not verifiable and have not been updated over the course of the proceedings.

In the view of OCA, FairPoint faces several significant risks associated with high debt leverage.  OCA notes that FairPoint’s publicly disclosed projections for longterm liabilities from 2007 through 2015 show a nearly flat trend, from $2.590 billion in 2007 to $2.549 billion in 2015.  OCA expresses concerns about FairPoint’s confidential projection of future debt levels, particularly in relation to net plant or total assets.  OCA also points out that FairPoint expects shareholder equity to decline nearly $900 million during the period, reaching a negative $218 million in 2015.

OCA also expresses concerns about interest rate risk, noting that, if interest rates continue to rise, FairPoint would incur increased fix charges associated with debt carried at a variable rate.  These increased costs, according to OCA, would be paid at the potential expense of capital investments or operating expenditures.  Acknowledging that FairPoint has fixed approximately 60 to 65 percent of its variable debt rate through the use of interest rate swap agreements, OCA nevertheless notes that such agreements cannot eliminate interest rate risk.  In particular, OCA is concerned about FairPoint’s ability to enter into such risk-mitigation transactions in the future, should prevailing interest rates increase.  Noting that FairPoint would eventually have to refinance a significant portion of its longterm debt, OCA points out that higher interest rates would negatively affect the Company’s net cash flow.  And, according to OCA, because FairPoint is in such a weak financial position overall the Company would not be able to weather increased interest rate costs by making other changes.

Noting that FairPoint’s average revenue per unit is assumed to be flat or increasing following the transaction, OCA characterizes this projection as unduly optimistic in light of competition from cable companies and other telephone providers, including Verizon entities that are not exiting the service territory.  Although FairPoint projects access line losses at a slower rate than Verizon’s, OCA contends that such a projection is contrary to industry trends and fails to take into account the effect of telephone services offered by cable companies in the areas previously serviced by Adelphia (subsequently taken over by Time Warner and Comcast).  OCA points out that poor service quality would exacerbate line losses even further.

It is OCA’s position that FairPoint confronts a significant risk that operating expenses will be higher than projected, planned infrastructure improvements will be more costly than anticipated and network systems costs will likewise exceed predictions.  According to OCA, FairPoint’s expense projections run counter to the recent trends in FairPoint’s historical performance, which involved increases averaging 11 percent over the most recent three years when calculated per line.

OCA expresses concerns that FairPoint’s cash flow will be insufficient to cover expenses in the relatively rural service territory it proposes to take over from Verizon.  Noting that the projections assume no increase in rates, OCA questions FairPoint’s assumption that its average revenue per unit will be flat or increasing, given competitive pressures, and the assumption that the rate of line loss experienced by FairPoint will be lower than the rate experienced by Verizon.

In the view of OCA, industry trends support a prediction that the rate of line loss will actually grow as the availability of cable telephony increases.

According to OCA, FairPoint is likely to experience operating expenses higher than projected, the need to make capital expenditures at a rate higher than predicted and network system costs greater than anticipated.  OCA contends that even FairPoint’s own experience in the territories it currently serves prove this point because those per-line operating expenses have increased an average of 11 percent over the past three years.  OCA expressed concerns that FairPoint would experience insufficient cash flow, its projections to the contrary notwithstanding.

OCA questioned the extent to which FairPoint can expect to achieve its predicted $60 million to $75 million in so-called synergy savings subsequent to the transaction.  These savings would arise out of an ability by FairPoint to operate the landline network more efficiently than Verizon currently does.  According to OCA, one problem is that FairPoint did not in the course of due diligence determine the value of services being provided and charged to northern New England from outside the region — services that FairPoint will have to replace.

OCA complains about business integration risks, system integration risks and the risk arising out of the expiration in August 2008 of two of the seven collective bargaining agreements being adopted by FairPoint.  OCA also points to business risks faced by FairPoint related to its ability to attract and retain a qualified workforce.

OCA points out that FairPoint is inexperienced in dealing with wholesale customers.  Thus, according to OCA, there are significant risks to both FairPoint and wholesale customers that these business relationships will go awry.  OCA also noted the risk that the TSA will be in effect for longer than anticipated because FairPoint will not be prepared for cutover as quickly as assumed

OCA objected to the fact that FairPoint originally agreed to only a one-year rate cap and it  cited additional risks, including the possibility that FairPoint will ultimately seek approval of an alternative form of regulation pursuant to RSA 374:3-a without submitting a full rate case to establish the baseline for such pricing flexibility.  OCA further pointed out that customers in New Hampshire do not enjoy the same penalty-oriented service quality protections that customers in Maine and Vermont do, complaining that FairPoint had refused even to comply with existing standards until two years post-cutover.  Finally, OCA complained about the possibility that FairPoint will continue to seek acquisition targets aggressively, which OCA contends would drain resources and management attention away from northern New England.

The brief submitted by OCA in advance of the settlement agreement concludes by urging the Commission to reject the proposed transaction — but adds a list of 48 conditions which, according to the consumer advocate, should be imposed in the event the transaction is approved.  These conditions are discussed, infra.

In its closing statement at hearing on February 5, 2008, OCA noted its appreciation for Staff’s efforts to include many of the OCA’s issues in the settlement agreement and it also noted that it was pleased with the treatment of service quality issues.  Nevertheless, the OCA set forth a “few issues” for the Commission’s attention.  It observed that “the cutover monitoring process is critically important.”  It indicated that Verizon should not be “relieved of its legal obligations in New Hampshire before the issues associated with the spin-off of its directory publishing business are resolved.”  It described aspects of the settlement agreement that create additional reporting requirements and review processes that require further clarification.  It concluded that while the settlement agreement appeared to address some of the issues it had raised in hearings and in brief that it “continue[d] to have concerns about the ability of FairPoint to undertake this transaction financially, managerially and technically.”  In that regard, the OCA referred the Commission to the OCA’s prefiled testimony and its brief.

D.            Labor Intervenors

Following the initial hearings, the Labor Intervenors argued that the Commission should reject the transaction because FairPoint “is not financially fit.”  Labor Intervenors Brief at 2.  In support of this contention, the Labor Intervenors noted that as of the close of the initial hearings (1) FairPoint intended to add $1.7 billion in debt to its books, (2) Verizon’s debt-to-equity ratio was 0.59 in 2006 while FairPoint’s was 2.70 and a combined FairPoint/Verizon northern New England ratio would have been 7.81, (3) FairPoint lacked and had no plans to acquire an investment-grade bond rating, (4) FairPoint had yet to obtain funding for nearly half of the purchase price it intended to pay Verizon, and thus could not state what interest rate would apply and what other terms and conditions would be, (5) FairPoint’s shareholder equity would steadily decline post-closure, ultimately become negative and then continue to decline by hundreds of millions of dollars within eight years, (6) FairPoint’s projected capital expenditures through 2015 were consistently between $50 million and $60 million less than Verizon actually spent from 2002 through 2006, (7) FairPoint would not be allowed to expend $50 million on capital projects per year if the terms of FairPoint’s loans were the same as the loan covenants that currently apply to the Company, and (8) FairPoint’s outflow of resources to its shareholders is much higher than Verizon’s.

Specifically, according to the Labor Intervenors, in 2006 Verizon’s dividends were 76 percent of net income while FairPoint paid out 178 percent.  Further, according to the Labor

Intervenors, FairPoint planned a cumulative dividend that would be 279 percent greater than its net income through 2015.  The Labor Intervenors noted that FairPoint intended to pay out $1.1 billion in dividends but only earn $248 million in net income.  These realities, according to the Labor Intervenors, would lead to a cost of capital for FairPoint that is significantly higher than Verizon’s cost of capital in northern New England, would cause a dramatic decline in capital investment in New Hampshire and ultimately involve a significant risk of FairPoint’s financial collapse.

The Labor Intervenors alleged at the conclusion of the initial hearings that FairPoint’s projected operating expenses were so seriously flawed as to call into question the financial solvency of the Company post-closure.  According to the Labor Intervenors, the record disclosed that both FairPoint and Verizon had similar operating experience during the past five years:  expense per line growing at roughly 5 percent annually.  Thus, the Labor intervenors characterized as “inexplicabl[e]” FairPoint’s projection that its growth per-line operating expenses would be essentially flat from 2009 though 2015, even taking into account expected synergies.  Labor Intervenors Brief at 19.  According to the Labor Intervenors, FairPoint apparently had concluded that “neither inflation, wage increases, supplier cost increases, nor any other factors” would affect the Company during the period.  Id.

The Labor Intevenors identified projected employee attrition as a fundamental flaw in FairPoint’s assumptions about the future post-closure.  According to the Labor Intervenors, expecting to lose between 4 and 4.5 percent of its workforce annually amounts to a workforce reduction of between 145 and 155 people in 2009.  The Labor Intervenors compare this to FairPoint’s plan to hire at least 675 new employees to execute tasks currently performed by

Verizon employees located out of the region.  According to the Labor Intervenors, the attrition projection means the equivalent of those 675 new employees would be gone within five years.

During the hearings on the settlement agreement with Staff, Labor Intervenor witness Randy Barber characterized the revised terms as clearly an improvement over the initial proposal.  But, he added, the changes still would not improve FairPoint’s financial condition sufficiently to warrant approval.  Attributing the conclusion to OCA witness David Brevitz as well as to the initial, recommended decision of the hearings examiner who heard the case in Maine, Barber testified that in order for FairPoint to have solid prospects for financial success Verizon should have reduced the price by more than $600 million.  According to Mr. Barber, Verizon conceded roughly half that amount and FairPoint promptly made firm commitments in other jurisdictions that effectively used up about three-quarters of the sum.  He recognized, however, that Verizon agreed to provide $50 million that would be earmarked for projects in New Hampshire.

Mr. Barber criticized FairPoint’s continued reliance on its initial projections of workforce attrition, as well as its projections of decreases in switched access lines and of access line equivalents.  The Labor Intervenors witness complained that FairPoint’s agreements in Maine and Vermont create additional risk for FairPoint, which inherits service quality problems from Verizon that FairPoint would incur penalties for not addressing adequately.  According to Mr. Barber, the Maine decision in particular creates a “profound” and “even perverse” incentive for FairPoint to cut expenses and capital spending.  Barber Prefiled Testimony of 2/4/08 at 3.  This, Mr. Barber testified, is because FairPoint’s failure to meet its financial projections by even a small margin in 2011 would require it to find an extra $150 million to pay down additional debt, reduce debt or expenses in 2011 or cut dividends beginning in 2013 until it refinances its debt.

Attached to Mr. Barber’s February 4, 2008 pre-filed testimony dated February 4, 2008 is a document he characterizes as a “balance sheet” outlining how FairPoint has already committed itself to spending the roughly $300 million Verizon has newly contributed to the deal.  Id. at 4.   In fact, according to the chart, FairPoint has made “hard commitments” for spending and “contingent commitments” that together total $435.2 million.  Id. at Attachment 1P.  He sees $238.7 million in hard commitments and expenses plus $196.5 million in contingent exposure — i.e., sums FairPoint could be compelled to expend if certain commitments are not met.

In support of his contention that the settlement agreement does not result in a post-closure FairPoint that meets reasonable standards of financial fitness, Barber first testifies that, accepting FairPoint’s projections, the settlement would allow it to pay dividends of $92 million per year from 2009 through 2011, potentially increasing it back to the originally projected $142 million in 2012.  According to Mr. Barber, this is not sustainable and is a fair basis for rejecting the transaction.  In support of this view, Mr. Barber directs the Commission to a recent decision of the Montana Public Service Commission rejecting a proposed utility acquisition.(12)  He quoted the Montana regulators as having observed that “[i]n normal utility operations, retained earnings provide a vital source of financial strength for capital investment and as reserves that are available during unexpected financial strains. Regularly paying out dividends in excess of net

(12) Although not provided by Mr. Barber, the citation to this decision is NorthWestern Corp., 259 P.U.R. 4th 493 (Mt. Pub. Serv. Bd. 2007), 2007 WL 2415774.

earnings by a utility is inappropriate and risky because having insufficient reserves on hand could adversely affect the utility’s ability to provide adequate service.”  Id. at 7.(13)

(13) The cited passage appears in 259 P.U.R. 4th at 523.  It continues:

Under [the proposed new] ownership, NorthWestern, without retained earnings of its own after meeting its operating costs and required capital expenditures, would have to seek approval from the [parent company] board for any additional capital needs or investments. [The proposed new parent company] assured the Commission that funding for necessary or advisable investments would be forthcoming. However, it is apparent that NorthWestern’s capital requests would be subject to the discretion of a [parent company]-controlled board with just one independent director that would be weighing the merits of capital requests from [the parent company’s] numerous operating subsidiaries and would be subject also to [the parent company’s] future financial capability.

Id. at 523-24.

Mr. Barber testified that, the settlement notwithstanding, FairPoint will not be able to meet its obligations to its lenders while also meeting its obligations to employees.  In particular, Mr. Barber focused on FairPoint’s plans to provide certain retirement benefits to current Verizon employees who would join the FairPoint workforce.  Most of the expense with which Mr. Barber is concerned involves health benefits for retired employees, which fall under the general category of OPEB (other post-employment benefits).  Mr. Barber complains that, even though FairPoint stands to inherit between 1 and 1.5 percent of Verizon’s overall workforce, and even though Verizon contributed more than $1 billion in 2006 to fund OPEB obligations, FairPoint’s projected expenses do not include the minimum of $10 million to $15 million that would comprise a ratable share of that billion dollars.  According to Mr. Barber, FairPoint simply assumes this liability will grow by $30 million per year or more, without setting up a trust fund or other mechanism for assuring that these expenses are funded.

Next, Mr. Barber took the position that FairPoint will still not be able to make reasonable levels of capital investment.  He characterizes as inadequate the settlement’s requirement that FairPoint invest approximately $50 million per year in New Hampshire capital expenses.

According to Mr. Barber, should the terms of the settlement agreement be implemented, FairPoint would not be able to respond to a reasonable set of adverse conditions — such as those the FairPoint board of directors itself used in January 2007, prior to entering into its agreement with Verizon.  Mr. Barber testified that the critical assumption in FairPoint’s board’s adverse circumstances scenario is that FairPoint’s EBITDA would be $67 million lower than expected on an annual basis.  This, according to Mr. Barber, is roughly equivalent to assuming that FairPoint’s expected employee attrition will not occur, or that FairPoint will not achieve projected ‘synergy’ savings that would arise out of operating more efficiently than Verizon currently does in northern New England.  According to Mr. Barber, running such a scenario through the financial model used by FairPoint reveals that FairPoint’s net income would be negative (and, thus, that dividends would obviously exceed net income), shareholder equity would be wiped out, and FairPoint would have no prospects of achieving an investment-grade bond rating.

Mr. Barber also testified about four other scenarios he tested using FairPoint’s financial model.  The results ranged from dividends that were 465 percent of net income (the so-called Vermont “steady state” scenario involving line losses at a steady six percent, a figure above FairPoint’s base case projections), to a scenario in which the Company achieved negative net income (involving the same line losses as the steady state scenario plus an additional five percent in 2008 and 2010 to account for the arrival of cable-based VoIP (voice over internet protocol) telephone service).  Moreover, according to Mr. Barber, in all of these scenarios shareholder equity becomes a negative number in all but FairPoint’s “base case” scenario, which Mr. Barber dismisses as overly optimistic.

E.              Commission Analysis

In our judgment, the proposed transaction, as conditioned by the settlement agreement and with the addition of certain conditions that we describe herein, will result in the utility franchise presently held by Verizon being transferred to a company that has the requisite financial, managerial and technical capability to serve the public interest.  We share the opinion of Staff that the significant concessions made by both Verizon and FairPoint address the critical financial and operational risks raised by parties to this proceeding, and move the proposal from one we could not support, in light of those risks, to one we can approve, with certain additional conditions.  We find it reasonable to conclude that the revised transaction, with certain other conditions as discussed below, will be in the public interest both from the standpoint of customers and from that of shareholders.

The parties with the most emphatic contentions to the contrary are the jointly appearing Labor Intervenors.  We agree with their witness, Mr. Barber, that the settlement clearly represents an improvement over the originally proposed transaction.  We disagree with his contention that another $300 million is required from Verizon in order to make this proposal consistent with the public interest.  Indeed, no evidence adduced at the initial hearings in this case supports the notion that $600 million in total price concessions are required.  It is our understanding that the source of that number is a brief submitted in Maine by a party that ultimately agreed to a settlement that contained $235 million in total price concessions.

Mr. Barber argues that negative contributions to book equity result when dividends exceed net earnings, and that a company with a negative book equity position on its balance sheet is not sustainable and will not be able to pay its obligations to lenders, employees, or its capital expenditure requirements. We disagree with Mr. Barber’s conclusions on this point.

First, contrary to Mr. Barber’s testimony, and based on the financial modeling scenarios on the record, FairPoint is projected to have positive equity on its balance sheet throughout the forecast period, even using the Staff’s and Mr. Barber’s more conservative operating assumptions.  More importantly, Mr. Barber inappropriately equates the concept of negative balance sheet equity to negative cash flow as an indicator of an entity’s financial viability.  Equity capital is a balance sheet figure that reflects a company’s accounting ownership value at a particular moment in time; it is not a deciding criterion for determining a company’s ability to fund its obligations. The critical financial criterion for funding operations is a company’s operating cash flow.

A company’s ability to pay its cash obligations stems from its cash flow generation, not from its book equity on the balance sheet, nor its net earnings.  The FairPoint model runs on the record here were based on a range with varying levels of conservatism in assumptions proposed by FairPoint, Staff and the Labor Intervenors.  Those runs were unanimous in forecasting positive cash flow and demonstrating FairPoint’s continued ability to pay its cash obligations, including interest, capital expenditures and dividends. We find it instructive to assess the cash generated by FairPoint’s operations to pay its obligations, rather than to focus on its book equity levels.  At hearing Mr. Barber conceded that in the base model projected dividends do not exceed earnings plus depreciation (a non-cash expense).  Tr. 2/5/08 at 169.  Record evidence suggests that investors, lenders and credit rating agencies would agree with us on the value of sufficient cash flow ratios as a key indicator of financial viability and soundness.

We further find it useful to look at comparable landline consolidators such as Embarq to assess the practical impact, if any, of negative book equity on the balance sheet.  The record shows that while Embarq has negative book equity, it also has an investment grade debt rating, which is indicative of financial strength and viability (see Staff Exh. 28 and 30).  According to

Standard & Poor’s, Embarq is one of the strongest financially of the landline consolidator companies comparable to FairPoint.  Thus, we find that negative book equity is neither a barrier to financial soundness nor to an investment grade rating.

Mr. Barber points to a Montana case, NorthWestern Corp., that concerns a small electric utility that was to be acquired as it emerged from bankruptcy proceedings.  We find that a comparison of an electric utility’s experience with that of a landline utility is neither useful nor relevant to our review of this transaction.  Regulated electric utilities enjoy a relatively stable industry seeing growth in revenue, assets and capital base over time.  Telephone utilities, on the other hand, face diminishing customer bases through line losses, significant and often growing non-regulated business activities, and rapidly evolving alternative technologies.  Electric companies are much less affected by rapid technological changes and diminution of their customer base.  It is much more relevant to look at other comparable telephone consolidators, such as Embarq, to assess FairPoint’s relative financial viability through an examination of cash flow and credit considerations.

Mr. Barber has also provided a “balance sheet” tally ostensibly comparing the financial expenditure commitments and the financial concessions made in New Hampshire and in the course of parallel proceedings in Maine and Vermont.  We find that Mr. Barber’s tally does not compare the “cash in-cash out” imbalance in a useful way.  Furthermore Mr. Barber’s tally does not incorporate such elements as business revenue, interest savings and operating expenses.

We next take up the issues raised by the Labor Intervenors with respect to OPEB benefits for employees who will be transferring from Verizon to FairPoint.  An employee receives OPEB, or “other post-employment benefits” other than pension benefits following retirement.  In this transaction, the bulk of such benefits involve health coverage.

In essence, Mr. Barber has argued on behalf of the Labor Intervenors that Verizon should not be permitted to transfer these employees, and the obligation to provide OPEB benefits to them upon retirement, without funding them at a sufficient level to guarantee that FairPoint will be able to pay for OPEB benefits when they come due.  Mr. Barber also contends that, under the terms of the settlement agreement, there is a significant risk that FairPoint will simply lack the financial resources to honor these commitments.

In his confidential testimony on February 5, 2008, Mr. Leach stressed that FairPoint would be taking on no retirement obligations of any kind as to any Verizon employee who retires prior to closing; rather, Verizon will retain the obligations to provide those retirees with post-employment benefits.  Furthermore Mr. Leach indicated his understanding that by the time of closing, Verizon would have minimal, if any, trust funds set aside for the payment of OPEB benefits for the northeast region.  Therefore, according to Mr. Leach, since FairPoint is not assuming any liability for retirement benefits for northern New England Verizon employees who retire prior to close, it would not be reasonable to expect Verizon to transfer to FairPoint any portion of funds that may be set aside for OPEB benefits.  Mr. Leach also stressed his understanding that, regardless of whether this transaction moves forward, Verizon itself is not obligated to fund future OPEB benefits.

As explained in Commission Order No. 20,806, Report and Order Addressing FAS 106 Accounting for Post Retirement Benefits Other than Pensions 78 NH PUC 211 (Apr. 5, 1993), in 1990 the Financial Accounting Standards Board (FASB) changed the relevant accounting rules, prospective to fiscal years beginning after December 15, 1992 for utilities with 500 or more employees  to require private sector employers to reflect as current expenses OPEB benefits as they accrue, rather than accounting for them as cash expenses when they are paid out.  Order No.

20,806 adopted this approach for ratemaking purposes as well.  Id. at 213.  Thus, as of April 5, 1993, it was the Commission’s policy to include accrued OPEB expenses as part of utility operating expenses when calculating revenue requirements in rate cases.  In that order, the Commission approved a stipulation involving Staff, the OCA and affected utilities, including New England Telephone Company (NET), the predecessor of Verizon’s regulated telephone business (the equivalent of Telco in this transaction).  As a general rule, each utility was required to make contributions to an external trust fund in amounts that on an annual basis would not be less than the full accrual of FAS 106.  The initial recognition of accrued but unfunded OPEB (called PBOP at the time) liability or “transition benefit obligation” was to be amortized over a period of future years and recovered as expenses in rates as amortized.

 However, an exception was recognized for NET in that NET was not required to make contributions to an external trust in amounts equal to the full accrual of the FAS 106 expense, although it was allowed to make some contributions at its discretion.  There have been no rate cases since 1993 involving Verizon or its corporate predecessors to review or update the requirements of the stipulation in that proceeding and, thus, the Commission has never fixed just and reasonable rates for Verizon or its predecessors that explicitly include accrued and pre-funded OPEB expenses.  Therefore, it cannot be said that Verizon customers have already pre-funded accrued OPEB benefits in any sense that would require us to further modify the business terms of the proposed transaction between FairPoint and Verizon with regard to allocation of responsibility for retiree OPEB obligations.

On a going forward basis, however, we are concerned about creating a mismatch between accrued OPEB expenses that may be included in rates and the funding of those obligations.  FairPoint’s cash outlay to meet OPEB obligations as projected in its financial modeling is less than the accrued OPEB expense, including both current and capitalized OPEB expenses, especially in the early years after closing this transaction.  Therefore, as a condition of approval of this transaction, unless and until modified in the future by the Commission, we will require FairPoint to establish an external trust fund within a year after close to receive, invest, and disburse funds to help meet accrued OPEB liabilities for employees who work primarily in the provision of regulated telephone services in FairPoint affiliates serving New Hampshire, which we expect mainly to be Telco employees, excluding Vermont Telco to the extent it has employees who primarily serve only Vermont.  FairPoint shall annually make contributions to the external trust fund in an amount not less than FairPoint’s current cash disbursements for OPEB obligations through 2011.  Disbursements from the trust, including earnings thereon, shall be used only to pay expenses of the trust through 2011.  The trustee must be independent of FairPoint and authorized to make only those investments consistent with sound investment policies for funds of this nature.  By 2010, the Commission will open a proceeding to determine the appropriate level of funding for OPEB obligations and management of disbursements for the trust to meet those obligations going forward.  We do not expect to allow recovery of OPEB expenses that are greater than the current fully accrued FAS 106 expenses in future regulated rates.

The OCA also raised concerns about the financial aspects of the proposed transaction.  In its Post Hearing Brief, the OCA enumerated fifteen financial conditions that should be imposed if the Commission were to approve the transaction.  Thirteen of the fifteen conditions proposed by the OCA are substantially reflected in the settlement agreement. The two conditions not addressed in the agreement are conditions number 14 and 15.  Condition number 9, which also relates to the OCA’s closing statement regarding Verizon’s spin-off of the directory publishing business is one of those addressed by the settlement agreement and is discussed in detail below.  The financial conditions not touched upon by the settlement agreement are condition number 14, which urges that any compensation to a FairPoint officer for the consummation of the transaction be payable only in stock or stock options redeemable no sooner than 2012, and condition number 15, which urges a notification requirement in the event of the downgrading of FairPoint’s or any subsidiary’s debt.  With respect to condition number 14, we find that the appropriate regulatory focus in reviewing this transaction is on FairPoint’s corporate performance. Consequently, we decline to impose this condition, although we reserve the right to take appropriate actions in the event there is evidence of unreasonable compensation to officers or board members.  With respect to condition number 15, we adopt the OCA’s recommendation.

With respect to the issues underlying condition number nine, the OCA noted in its Post Hearing Brief that the so-called Yellow Pages proceeding, Docket No. DT 02-165, represented a “significant victory for ratepayers.”  OCA Brief at 57.  In that case, the Commission determined that value was derived by the unregulated Verizon Yellow Pages Company from its association with Verizon New Hampshire and that ratepayers should be compensated for the value derived from the regulated entity. See Order No. 24,345 (July 9, 2004).  In order to protect ratepayer interests, the Commission imputes $23.3 million annually to Verizon New Hampshire revenues as an offset to the regulated entity’s revenue requirement for ratemaking purposes, a remedy upheld by the New Hampshire Supreme Court.  See Appeal of Verizon New England, 153 N.H. 50 (2005).

The OCA contended that to preserve the value of the Yellow Pages victory either Verizon must make a one-time payment for the benefit of ratepayers or Fairpoint must agree to continue the imputation of revenues. OCA Brief at 58.  Furthermore, in closing statements the OCA indicated that it did not believe “that it is in the public interest for the Commission to authorize Verizon to be relieved of its legal obligations in New Hampshire before the issues associated with the spin-off of its directory publishing business are resolved.  Those issues should be addressed while Verizon is under the jurisdiction of the Commission.”  Tr. 2/5/08 at 12-13.

Through the settlement agreement, Staff has effectively preserved the victory achieved in the Yellow Pages proceeding.  Reading sections 8.1, 8.6, 8.7 and 8.8 in combination reveals that, pending a future Fairpoint rate case investigation, revenues for directory advertising will continue to be imputed, which is consistent with the underlying position taken by the OCA in its brief.  Consequently, it is unnecessary to take further action at this time and OCA condition number 9 as set forth on page 66 of its brief is moot.  What had been contemplated in the Commission’s order in Docket No. DT 02-165 as a second phase of the Yellow Pages proceeding will occur in Fairpoint’s first rate case.

Based on our analysis of all the evidence, including the substantial concessions made by FairPoint and Verizon in the settlement, we find that FairPoint is financially qualified to assume Verizon’s public utility operations in New Hampshire.  Although FairPoint’s proposed financial structure deviates from that of an historic, traditional incumbent local exchange company like Verizon, it is representative of the financial structure of wireline consolidators that have been acquiring Verizon’s operations nationwide.  We are convinced that FairPoint will have the financial strength and access to the financial resources necessary to meet its obligations.

The terms of the settlement agreement have significantly improved FairPoint’s financial viability.  The $235.5 million reduction of debt at closing; the 35 percent cut in FairPoint’s dividends; and the requirement that FairPoint use funds from the dividend cuts to pay down its debt substantially improve FairPoint’s cash flow and the resulting financial projections.

One key indicator of financial fitness, especially to financial market professionals and the credit rating agencies, is the leverage ratio.  The leverage ratio measures a company’s total debt to its EBITDA, or operating cash flow, to determine the relative strength of the cash flow to service its outstanding debt.

We have reviewed the leverage ratios predicted by the financial models under various scenarios including FairPoint’s base case, Staff’s conservative case (Staff Ex 64HC) and the scenarios included in the  Labor Intervenors’ additional testimony (Labor Ex 15HC).  FairPoint’s projected leverage ratio is less than 5.0 in all cases except the Labor Intervenors’ VoIP case, and only in 2014 and 2015.  The VoIP case assumes an 11% line loss in 2009 and 2010 (Labor Ex 14HC).  We provide herein, financial protection for greater than 10 percent line loss in the first two years, which we believe will substantially mitigate the consequences predicted by the Labor Intervenors’ VoIP case. The settlement also provides for the elimination of the FairPoint dividend if the leverage ratio exceeds 5.0, providing for additional funds to pay down debt under less favorable financial results.

FairPoint’s forecasted leverage ratio approaches 5.0 when tested using the Staff’s most conservative set of operating assumptions. A leverage ratio approaching 5.0 is higher than actual leverage ratios of the wireline consolidators comparable to FairPoint. On the other hand, the Company’s more optimistic scenarios predict leverage ratios that reach the range consistent with that of an investment grade utility.  We interpret the Staff scenarios approaching a leverage ratio near 5.0 to be very conservative and conclude that testing future financial viability with such very conservative assumptions, FairPoint would not violate the financial covenants in its loan agreements.

The evidence adduced demonstrates that even under adverse conditions FairPoint will have the ability to meet its obligations to lenders and employees, invest in new capital plant and equipment and pay sustainable dividends.  In conclusion, we find, based on the settlement agreement improvements and protections, the resulting projected financial indicators as modeled by FairPoint and examined on the record, and our understanding of the regulatory and economic context in which FairPoint will be operating, that FairPoint has the financial capacity to assume Verizon’s operations and obligations pursuant to the proposed transaction.

Having concluded that FairPoint will have the financial capacity to operate Verizon’s landline business under the conditions established by the settlement agreement as modified herein, we next address whether FairPoint has the requisite managerial and technical ability.  In considering managerial and technical competence, we have evaluated FairPoint’s experience in providing local exchange service in various regions of the country, the additions it has made to the senior management team that will be responsible for operations in New Hampshire, its plans to preserve and train an adequate work force, its on-going work to insure a smooth cutover, and its network improvement plan.

Based on our review of the record we are persuaded that FairPoint has taken appropriate steps to insure a sound leadership team and an adequate and trained work force.  FairPoint has brought in numerous executives and senior managers with significant levels of experience in both the retail and wholesale landline business. Nixon Rebuttal at 14-15.  FairPoint has committed to increasing the workforce to address service quality.  Leach Rebuttal at 5 — 6 and Brown, Harrington Smee Rebuttal at 10-11.  FairPoint recognizes the value of the current Verizon employees and has put in place steps to retain, promote and train Verizon employees.  Nixon Rebuttal at 18-19.  These actions, the technical managers FairPoint has hired, as well as the staffing reports required by the settlement agreement all contribute to insuring an adequate work force and are evidence of FairPoint’s technical competence.

FairPoint hired CapGemini to develop new systems to replace the Verizon operational and business support systems.  Based on our review of the rebuttal testimony of Michael Haga and Arthur Kurtze, we are persuaded that CapGemini is technically qualified to develop the required systems and insure a reasonably smooth cutover.  While significant work remains, much progress has been made toward cutover.  FairPoint and CapGemini have acknowledged the difficulties experienced in Hawaii following the transfer of Verizon’s landline business there, and appear to have taken steps to reduce the potential for similar difficulties in this transaction.  Haga-Kurtze Rebuttal at 34-36.  Furthermore, we have in place an independent third-party to monitor systems development, data conversion, testing, business process development, staffing and training.

Finally, FairPoint has demonstrated its managerial and technical competence through its analysis of steps required to ascertain the root cause of service quality problems.  Based on its preliminary assessment of service quality data, FairPoint has identified certain areas in the state that are in need of repair.  FairPoint has considered the available data and has developed a plan to address identified problem areas.  See, generally, testimony of Brown, Harrington, Smee Rebuttal at 12-13.  FairPoint’s thoughtful approach to restoring service quality provides substantial evidence that FairPoint is managerially and technically qualified to assume Verizon’s operational responsibilities in New Hampshire.  Accordingly, in consideration of the discussion above we find FairPoint meets the managerial and technical competency required of a public utility.

VII.            OTHER PUBLIC BENEFITS

In considering major utility transactions, our public interest determination is not wholly dependent on a positive decision on the question of financial, managerial and technical capacity.  These capabilities are necessary but may not be sufficient.  We must also undertake a broader assessment of the effects of the transaction.  As we have already noted, we need not decide here whether to apply a “net benefits” or “no net harm” approach.  Regardless, the inquiry is a holistic one that requires us, in these circumstances, to consider what FairPoint has committed to doing in New Hampshire and the effects of those commitments.

A.    Retail Rates and Service

The signatories to the settlement agreement included provisions related to retail rates that they regard as adding significant public benefits to the transaction in a manner that is germane to the public interest determination we make here.  The settlement agreement adopts a “mutual stay-out” — i.e., an agreement that FairPoint will not seek to increase rates for regulated services and the Commission will not reduce them for a period of five years. Additionally, FairPoint commits to maintaining a stand-alone basic service offering; to the same or comparable sales and service offerings that Verizon makes available; to the same or comparable payment agencies Verizon uses; to an appropriate bill format reviewed by Staff prior to cutover; and to the regulatory treatment of basic service irrespective of changes in technology.   We find, as a result of this transaction, that the assurance of rate stability for retail customers over the next five years and FairPoint’s additional retail service commitments will provide benefits to ratepayers.(14)

(14) An additional service-related set of benefits, although not discussed at hearing, is contained in the October 15, 2007 memorandum of understanding entered into by FairPoint with intervenor Irene Schmitt.  The terms of this agreement include (1) a commitment by FairPoint to work with New Hampshire Legal Assistance to develop processes and procedures calculated to increase participation of eligible consumers in the Lifeline and Link-up programs, (2) the institution, within nine months of cutover, of a “soft disconnect” process whereby, subject to any technical constraints, consumers disconnected for non-payment will still have access to dial tone for the limited purpose of calling 911 for emergencies and, for 90 days,  contacting the FairPoint business office, (3) a commitment by FairPoint to provide at least 30 days’ advance notice to Staff, OCA and New Hampshire Legal Assistance of FairPoint’s intent to remove any pay phone that could be eligible for the public interest payphone program described in N.H. Code Admin. Rules Puc 406, and (4) the installation, funding and maintenance for at least three years of five public interest payphones at locations to be determined in consultation with Staff, OCA and New Hampshire Legal Assistance.  There was also an agreement that FairPoint would maintain a stand-alone basic telephone offering for at least three years, superceded by FairPoint’s agreement with Staff to do so indefinitely.

B.    Service Quality

The record in this proceeding recounts important issues with respect to the quality of service Verizon has provided utility customers in New Hampshire.  As OCA points out, the currently applicable service quality standards came into effect as the result of the merger of Verizon predecessors Bell Atlantic and NYNEX in 1997.  OCA also draws the Commission’s attention to the ongoing investigation of Verizon’s service quality, begun with the opening of Docket No. DT 04-019.  The statement in OCA’s brief — that Verizon “demonstrates no intention of achieving PUC-established service quality standards before selling its landline assets to FairPoint,” OCA Brief at 59 — is a fair one.

A related issue is the unconscionable backlog of double poles for which Verizon is responsible.  It is credibly estimated that 7,000 such poles are scattered around Verizon’s service territory, a condition that not only has negative impacts on the quality of telephone service but also on services provided by electric utilities, cable companies and other users of utility poles, including municipalities.  There are safety and aesthetic consequences, as well.

FairPoint’s commitment to reduce this backlog to a manageable and reasonable level (500 poles) within two years is a laudable step forward for those who live and work in the

Verizon service territory.  We are assured by the provisions in the settlement agreement, which impose penalties in the event FairPoint does not meet its commitment to reducing the backlog, that the work will be accomplished.

FairPoint also has demonstrated its commitment to improving service quality.  FairPoint has agreed to achieve all of the standards established in 1997, some of which Verizon has argued in past proceedings are too strict and should be reduced.  FairPoint not only agreed to achieve the standards, but also agreed to financial consequences in the form of customer refunds, if it does not meet them.  FairPoint also agreed to limitations on future acquisitions if it does not improve service quality to acceptable levels.  We find that the self-enforcing penalties and the limits on business acquisitions FairPoint has agreed to in the settlement agreement particularly meaningful incentives to insure FairPoint will improve service quality and achieve the relevant benchmarks.  The commitments FairPoint has made to improve overall service quality and to eliminate the long-standing and increasing inventory of double poles are significant public benefits.

C.    Wholesale Competition

Perhaps no issue has proven more controversial in the field of telecommunications in recent years than the question of how to promote competition among providers in light of the historically dominant position of Verizon (alongside other successors to the former AT&T telephone monopoly), the network-opening provisions of the federal Telecommunications Act that are ostensibly designed to promote competition, and the limits of our authority that result from a federal statute that is broadly preemptive.  See, e.g., Verizon New England, Inc. v. Maine Public Utilities Commission, 509 F.3d 1 (1st Cir. 2007) (invalidating regulatory assertions of authority over Verizon in Maine and New Hampshire under 47 U.S.C. § 271, the

Telecommunications Act provision that allowed Verizon to gain approval to reenter the long distance market).

The settlement agreement insures the competitive market will continue to operate at least as well as it has with Verizon, with the genuine prospect of improving competition.  FairPoint has agreed to assume all of Verizon’s wholesale obligations.  We find FairPoint’s agreement to extend the interconnection agreements for three years, to cap all wholesale rates for three years, and to not seek changes in existing wholesale obligations for three years provides significant regulatory certainty for competitors.  This regulatory certainty along with rate stability and FairPoint’s apparent desire to work with CLECs provides assurance that they will not be harmed by this transaction and that the competitive market will continue to provide benefit to customers in New Hampshire.

NECTA and One Communications raised a concern that the language of the settlement agreement does not adequately address wholesale issues.  According to NECTA and One Communications, it is unclear which terms in Exhibit 2 attached to the Settlement Agreement apply to all CLECs.  Exhibit 2 attached to the Settlement Agreement (Exhibit 2) is identical to Exhibit 1 attached to the agreement between FairPoint, BayRing, segTEL and Otel (FairPoint Exhibit 15, or the “three-CLEC Settlement”).  On Day I of our hearings in this case (October 22, 2007), prior to the conclusion of the settlement agreement reached among FairPoint, Verizon and Staff, FairPoint witness Brian Lippold testified about the terms in Exhibit 1 of the three-CLEC Settlement and distinguished certain terms as applying only to the three CLECs who signed the agreement from other terms which would apply to all CLECs.

We understand paragraph 9.3 in the settlement agreement between FairPoint, Verizon and Staff to adopt the terms for all CLECs despite the testimony provided by witness Lippold on

Day I of the hearings.  By incorporating Exhibit 2 into the settlement agreement, the Signatories agreed that the terms would apply to all CLECs.

NECTA and One Communications point out that some of the terms contained in Exhibit 2 should not apply to CLECs who have not agreed to the terms.  In addition, there are other conditions adopted by Maine and Vermont that are not contained in Exhibit 2, which they argue the Commission should impose.  After reviewing the Maine and Vermont conditions we conclude that nearly all of the differences between the Maine and Vermont conditions and the terms in Exhibit 2 were summarized in NECTA’s and One Communications’s closing arguments.

NECTA requested clarification of the applicability of paragraphs 4(f) - (h), 5(c), and 8-11 of Exhibit 2.  Paragraph 4 (f) has to do with an agreement about the Vermont SGAT, while paragraph 4 (g) has to do with FairPoint’s agreement to become a party in a Maine docket.  Although FairPoint will be required to honor these agreements as a result of the three-CLEC agreement, we find paragraphs 4 (f) and 4 (g) not applicable to the agreement between FairPoint, Verizon and Staff in this proceeding and therefore not applicable to CLECs other than those who signed the agreement.

Paragraphs 4 (h) and 5 (c) generally provide that CLECs will not advocate for a rate decrease of any of FairPoint’s wholesale tariffed rates for effect within three years.  One Communications and NECTA argue they should not be bound by these terms since they did not sign either the three-CLEC agreement or the settlement agreement among FairPoint, Verizon and Staff.  Further, according to NECTA and One Communications, since Maine and Vermont have no such requirement, the requirement should not apply to them.  Ms. Bailey and Mr. Nixon testified at hearing on February 4, 2008, that the agreement contemplated by incorporating

Exhibit 2 into the settlement agreement would require CLECs who took advantage of the favorable terms such as a three-year extension of an Interconnection Agreement to also be bound by the agreement not to seek rate decreases.

We understand that the Maine PUC’s decision in Docket No. 2007-67 (02-01-08), entered into this record as NECTA Exhibit 87P (Maine Order), requires FairPoint to extend all Interconnection Agreements for three years.  There are two other conditions in the Maine Order that require a three-year freeze for unbundled network element (UNE) rates and special access rates.  We find these conditions have the same practical effect as the conditions in Exhibit 2 that require CLECs to agree not to seek a rate decrease for effect within three years.  In New Hampshire, under the terms of the settlement agreement, CLECs have the option to either extend their Interconnection Agreements for three years or seek a rate decrease to the tariffed rates, but not both.  By contrast, in Maine, all CLEC Interconnection Agreements will be extended for three years and the tariffed rates will be frozen for three years.  We find no significant difference and decline the request to alter the agreement about these terms.

Paragraph 4 (h) also contains a provision which states:  “Notwithstanding anything herein to the contrary, FairPoint shall have the same rights and obligations as Verizon in connection with and arising out of any final order which may be issued within NHPUC Docket 06-067.”  We understand the agreement between the three CLECs and FairPoint to mean that FairPoint will honor the terms of a final order in Docket No. DT 06-067 on a going-forward basis.  However, in the event we decide Verizon was not authorized to collect the charges in dispute in Docket No. DT 06-067, and require a refund of the charges, we will require Verizon to refund the amount collected by it.

Next we turn to the issue of a temporary suspension of the performance assurance plan (PAP) penalties addressed in paragraph 6 (d) in Exhibit 2.  This provision permits a one-month suspension of penalties following cutover.   According to One Communications, the Maine and Vermont conditions require that the Performance Assurance Plan apply to FairPoint without a grace period.  Based on our review of the Maine Order (NECTA Ex 87P at 34) we find that Maine did not make a decision on whether or not to allow a grace period during the cutover in the Maine proceeding and that, by default, no grace period applies.  However, nothing prohibits FairPoint from requesting a grace period in a future proceeding in Maine.  We agree that Vermont condition 66, as entered in the record through NECTA Ex. 86P, appears to require FairPoint pay penalties associated with the PAP following cutover without a grace period.

In New Hampshire, we have a Settlement Agreement among three CLECs who agreed to a one-month grace period.  We place significant weight on the agreement reached by parties with adversarial positions on this issue.  We find a one-month grace period from penalties associated with a performance assurance plan designed many years ago to prevent backsliding by Verizon to be a reasonable compromise.  We decline to alter the Settlement Agreement by imposing a different condition for NECTA and One Communications or any other CLECs operating in New Hampshire.

Paragraphs 8, 10 and 11 in Exhibit 2 appear to be provisions specific to the settlement among FairPoint and the three signatory CLECs.  We find that these paragraphs are not applicable to the agreement between FairPoint, Verizon and Staff or other CLECs.

Paragraph 9 clarifies the agreement between the three CLECs and FairPoint regarding jurisdiction and dispute resolution under paragraphs 2 (a) and 2 (c).  These terms appear relevant to all CLECs and the operation of this agreement.  We therefore decline to alter that provision and hold it to be operative amongst all CLECs doing business in New Hampshire.

Both Maine and Vermont have adopted a Rapid Response provision for CLECs to request issues to be resolved in an expedited manner.  NECTA and One Communications request that we require a similar condition.  In Docket No. DT 01-151, as a condition of the Commission’s favorable recommendation to the FCC regarding Verizon’s compliance with Section 271 of the Telecommunications Act of 1934 as amended, the Commission required the creation of a rapid response process similar to that which was being developed in Maine to address issues in dispute between Verizon and CLECs.  New Hampshire statutes, however, do not permit the Commission to delegate authority to Staff to render binding decisions.  Accordingly, we cannot adopt the Maine and Vermont conditions on this issue.  However, in the event a CLEC has an issue that needs to be resolved expeditiously, we encourage the CLEC to contact our Staff who will attempt to resolve the dispute directly with FairPoint as expeditiously as possible.  If an immediate resolution is not possible, the aggrieved party may file a complaint with the Commission, explaining the exigent circumstances and requesting expedited treatment.

NECTA and One Communications also request clarification that the Commission may suspend cutover if necessary.  New Hampshire RSA 374:1 requires every public utility to furnish service and facilities as shall be reasonably safe and adequate.  RSA 374:3 gives the Commission general supervision over public utilities to ensure statutory obligations are met.  A successful cutover from Verizon’s systems to FairPoint’s new systems is critical to the provision of safe and adequate service.  We have approved an independent third party monitor to oversee FairPoint’s readiness for cutover.  In the event we believe cutover may jeopardize the provision of safe and adequate service in New Hampshire, we will intervene.

Finally, One Communications and NECTA point out that Maine and Vermont conditions entitle CLECs to petition the Commission for reimbursement if they incur “substantial” or “extraordinary” costs as a result of cutover.  In the event a CLEC incurs substantial and extraordinary costs directly related to the transition from Verizon to FairPoint, it may petition the Commission for reimbursement.  The burden will be on the petitioner to demonstrate the costs were:  substantial and extraordinary, incurred as a result of this transaction, and would not have been incurred in the ordinary course of business.  Consideration of a request for reimbursement will be subject to an adjudicative process.

D.    Broadband

There can be little dispute that a commitment to 95 percent broadband availability within five years — with that term unambiguously defined so as to connote true availability — represents an extensive buildout of broadband infrastructure by a telecommunications provider with a utility franchise.(15)  This is particularly true given the commitment to 75 percent of availability within 5 years in the rural areas of the state.  To accomplish these goals, FairPoint has adopted a flexible technology plan employing, for the most part, advanced DSL applications but which could in certain areas and over time rely on fiber and wireless applications.  The issues raised in this proceeding have largely concerned whether FairPoint will execute its plan quickly enough and whether the technology choices are appropriate.

(15) It is worthy of note that this commitment as expressed in the settlement agreement is consistent with conditions urged by the Municipal Intervenors and the OCA in their respective briefs.

As we consider this question, we are mindful that the Commission “is a creation of the legislature and as such is endowed with only the powers and authority which are expressly granted or fairly implied by statute.”  Appeal of Public Service Co. of New Hampshire, 122 N.H. 1062, 1066 (1982) (citing Petition of Boston & Maine R.R., 82 N.H. 116, 116, 129 A. 880, 880

(1925)).  Requiring broadband deployment is beyond our regulatory jurisdiction and, in our judgment, we have no authority to direct a telephone utility that it must provide such services via fiber technology as distinct from the DSL-based service FairPoint has committed to provisioning in New Hampshire.  Even if we had such authority, it would be at least highly plausible to find that economic reality supports opting for DSL-based service as opposed to awaiting a fiber-based buildout that is unlikely to attract investor capital to rural areas, given the long distances and sometimes difficult terrain in those areas.

Although fiber-based technologies, as some commenters contend, might, in the abstract, provide the more attractive technology, there is no factual basis in the record for rejecting the transaction because FairPoint will not commit to fiber in the near term.  Moreover, we are compelled to address a recurring theme in many of the comments filed in this case, which pursue the faulty line of reasoning that rejecting the transaction will somehow result in Verizon rolling out fiber in New Hampshire.  The facts are clearly otherwise as demonstrated by the testimony of Verizon witness Smith who testified that New Hampshire, Maine and Vermont are not priority states for Verizon and that Verizon intends to focus the roll-out of its FIOS product in bigger markets.  Tr. Day III, p.233.

Because FairPoint has committed to bringing broadband service to virtually all corners of the state within a reasonable period of time, this commitment adds to FairPoint’s argument that the transaction is in the public interest.  Although broadband is an exogenous benefit with respect to the utility services we regulate, FairPoint offers these commitments as support for the proposed franchise transfer.  We agree that broadband service is sufficiently related to utility service so that broadband commitments are an appropriate consideration in the circumstances of this case.

E.     Jobs and Economic Development

In response to our request for public comments, the Commission has received dozens of communications from legislators and hundreds from members of the public, the majority of which asked us to reject the transaction as filed.  Many of these comments focus on the effect of the transaction on Verizon’s workforce in particular and the New Hampshire economy in general.  Among the parties to the proceeding, the Labor Intervenors have understandably asked us to consider the likely effect of the transaction on their members — and OCA has likewise chosen to present its case in the context of broad economic effects.  See, e.g., OCA Brief at 1 (observing that the transaction “also stands to impact the economy of our state, as our telecommunications network is a vital asset”).

Although we recognize the importance of the issues raised, we note that the Public Utilities Commission is not an economic development agency but a regulatory agency exercising authority specifically delegated to it by the Legislature for the general supervision of public utilities.  Consequently, even if there were evidence in the record on which one could reasonably base such a decision (which there is not), we do not have the authority to judge this transaction solely on the basis of whether maintenance of the status quo versus approval of the transaction would be a better vehicle for attracting businesses to New Hampshire.  Our authority in this proceeding as it relates to jobs and economic development is limited to observing, as factors in the overall calculus of determining whether the transaction should be approved, whether the transaction provides other benefits which serve the public interest.

We have a similar view of FairPoint’s commitments with respect to employment.  We have no direct regulatory authority with respect to a utility’s relationships with its employees but those relationships can and do affect utility service — and, as several parties have pointed out here, FairPoint’s ability to achieve its predicted success turns in no small part on its ability to retain highly qualified Verizon employees and attract new ones.  Further, experience as well as common sense suggest that any utility provides better service to New Hampshire when its employees are located physically near to their field of operations.  For these reasons, we condition our approval of the transaction on FairPoint agreeing that it may not, without Commission approval, eliminate or reduce the workforce of the call center it is developing in Littleton and the data center it is developing in Manchester.  The advent of these New Hampshire-based facilities, and thus the localization of services Verizon delivers from out of state, are key to FairPoint’s likelihood of success here and its ability to make a positive economic contribution to New Hampshire.  Beyond that, we conclude that the record demonstrates that Verizon has been decreasing staffing in Northern New England.

F.     Electric Distribution Company and Municipal Issues

National Grid Exhibit 2P, Unitil Exhibit 2P and PSNH Exhibit 3 comprise the memoranda of understanding (MOUs) entered into by FairPoint with each of the three electric distribution companies in order to resolve those companies’ concerns in this proceeding.  The MOUs require their signatories to designate a joint pole coordinator to meet monthly during the first year after the transfer and quarterly thereafter.  The agreements contain specific dispute resolution procedures and a commitment by FairPoint to meet the emergency response time of the electric companies within 24 months of the closing.  There are provisions governing pole inspections and sharing costs for tree trimming.  FairPoint explicitly committed to providing the resources necessary to meet pole relocation schedules agreed to with state and municipal authorities.  FairPoint also agreed to set new poles much more quickly than Verizon currently does, to ensure its practices conform to the National Safety Code and other regulatory requirements and to renegotiate joint pole operating agreements and intercompany operating procedures (IOPs) to conform to the terms of the MOUs.

The jointly appearing Municipal Intervenors endorsed these MOUs as sufficient to resolve their concerns, provided that the Commission add additional conditions.  Specifically, the Municipal Intervenors ask the Commission to require opportunities for municipal participation in meetings of the utilities’ joint pole coordinators.  They also request that the Commission explicitly determine that it will retain jurisdiction over all issues related to the MOUs.

The Municipal Intervenors characterized as “encouraging” the responses of FairPoint to their concerns about what they characterize as Verizon’s failure to comply with statutory licensing requirements governing placement of poles and equipment in public rights-of-way.   They request that the Commission explicitly require FairPoint to comply with the applicable statute, RSA 231, and share its satellite-derived information about pole locations with municipalities.  The Municipal Intervenors also ask the Commission to require good faith efforts among municipalities, electric utilities and FairPoint to develop standard forms for petitions for licenses to use public rights-of-way for poles and conduits.

The Municipal Intevenors alluded to progress in its discussions with FairPoint on the question of reserving space on utility poles for municipal use, noting that the Commission has recently acquired jurisdiction over pole attachment disputes pursuant to RSA 374:34-a and N.H. Code Admin. Rules Chapter Puc 1300.   The Municipal Intervenors ask the Commission to condition the transaction on continued good-faith negotiations among FairPoint, electric utilities and municipalities on the reservation of space on poles for “governmental purposes,” a term that has been subject to dispute in the past.  They also request that the Commission explicitly retain jurisdiction to address existing pole and conduit licenses by category.

Expressing concern about FairPoint’s plans for broadband deployment, the Municipal Intervenors asked the Commission to require FairPoint to comply with RSA 53-C (governing cable franchises) as well as other applicable state and federal law.  They referred in particular to the RSA 53-C requirement that multiple franchises in any particular municipality have comparable terms.  These intervenors also asked for commitments from FairPoint, beyond those set out prior to the settlement, on broadband deployment.

The City of Portsmouth expressed concerns about the possibility that the transaction would fail to alleviate the double pole problem and may even exacerbate them.  Portsmouth characterized as “a good start” the willingness expressed by FairPoint in its memorandum of understanding with PSNH to improve cooperation on municipal pole relocation projects. Portsmouth also asked the Commission to condition approval of the transaction on FairPoint’s compliance with all laws and regulations covering the provision of video services.

We recognize the issues raised by the municipality and electric utility intervenors in this docket as important to the overall public interest in FairPoint’s assumption of Verizon’s landline operations and obligations in New Hampshire.  However, to the extent the municipalities and electric utilities ask us to add an explicit condition that FairPoint comply with applicable legal requirements, we deem it unnecessary to do so.  Such obligations and their enforceability are derived from an existing legal framework and do not depend on our action in this proceeding.  We will, however, fully exercise our enforcement powers if the need arises.

VIII.        VERIZON’S REQUEST TO DISCONTINUE SERVICE

Intertwined with our review of whether the proposed transaction is in the public interest is a review of whether it is in the public interest to permit Verizon to discontinue service in New Hampshire and therefore to be relieved of its statutory obligations.  Integral to that inquiry is the question of whether Verizon’s successor in interest, i. e., FairPoint, is in a position to succeed, which depends in large part on whether Verizon is transferring a system that is in good condition and whether Verizon is prepared to stand behind assumptions that underlie the transaction.

We agree with an assertion that is implicit in the settlement agreement:  that if the original agreement as proposed by the Joint Petitioners were to go forward, Verizon would have been allowed to shed its public utility obligations in New Hampshire leaving too many unresolved issues and unmet commitments behind.  The financial arrangements in the settlement agreement address our concerns about the state of the system transferred to FairPoint.  However, we differ from the settlement signatories on the question of where to locate Verizon responsibilities that will endure after Verizon has shed its New Hampshire utility franchise.  The necessity for backstopping with respect to the post-closure cutover from Verizon to FairPoint is adequately and appropriately addressed by the commitments made by CapGemini.  It is appropriate for CapGemini, as the firm that is playing a key role in assisting FairPoint with the logistics and details of assuming full control of the wireline network, to backstop FairPoint with respect to an unexpected need to prolong FairPoint’s purchase of services under the TSA.  The originally contemplated closing date has been extended by three months. As a result, FairPoint is three months further along with systems development than initially contemplated and a six month TSA backstop is less necessary than other backstop measures Verizon could take.

As mentioned in our preliminary deliberations on December 17, 2007, we are also concerned about line loss projections specific to New Hampshire.  We believe it is reasonable to expect Verizon to stand by its projections of line losses, which are key to the financial success of the proposed transaction.  Therefore, as a condition of approving the transaction, we relieve Verizon from its backstopping obligations with respect to cutover, thereby placing CapGemini in the position of backstopping months ten, eleven and twelve of the TSA.  Instead, we require Verizon to provide FairPoint with financial assurance in the amount of $30 million to provide a potential cushion against the effects of line losses significantly in excess of predicted levels during the first two years post closure.  In each of years one and two, Verizon must transfer $15 million to FairPoint if line loss is greater than 10 percent.  Should line losses in any of those years be 10 percent or less, then Verizon is absolved of the annual $15 million obligation in such years.  We find this condition to be an appropriate safeguard to be provided by the departing entity, especially in light of the fact that its affiliate, Verizon Wireless, stands to benefit from greater than forecast line loss.

IX.                FEDERAL ETC DESIGNATION

The last issue we resolve is the request by FairPoint that we designate it as an eligible telecommunications carrier (ETC) under section 214 of the federal Telecommunications Act, 47 U.S.C. § 214.  Under section 214, state regulatory commissions are charged with making these designations, which have the effect of making the carrier eligible to receive assistance from the universal service fund into which all telephone customers pay and which is designed to assure the provision of telephone service in areas where it would otherwise be economically infeasible.

Such a determination requires a finding that, in the relevant service territory, the applicant offers and advertises the services that are supported by the federal universal service support mechanisms.  See 47 U.S.C. § 214(e)(1) (describing standards) and (e)(2) (commission authority).   We note that Commission Order No. 22,793 (Nov. 26, 1997), 82 NH PUC 819, granted ETC eligibility to the corporate predecessors of both Verizon and FairPoint.  No party raised any issues challenging FairPoint’s ability to meet this standard in the current New

Hampshire service territory of Verizon.  The record supports a determination of eligibility and we therefore so find.

X.                    CONCLUSION

We took the atypical step in this case of conducting public deliberations on December 17, 2007, well before we were in a position to make a final decision.  At that juncture, key parties in the Maine proceeding had reached a settlement on outstanding issues in that state but the Maine PUC had not issued a decision.  As we noted at the time, in light of the Maine settlement it remained unclear what precise set of terms and conditions were truly before us as we considered the proposed transaction.

Nevertheless, we used that occasion to make clear that we could not approve the acquisition by FairPoint of the Verizon landline network as filed because the evidence then on the record failed to support a determination that the transaction was for the public good.  Each Commissioner articulated his individual reasons for reaching this conclusion, but consistent themes emerged.

Specifically, there were questions about the extent to which Verizon had done enough to turn over to FairPoint a system that would be in appropriate working order, thus justifying the termination of Verizon’s utility franchise in New Hampshire.  There were looming questions about FairPoint’s financial capacity to assume responsibility for the franchise, given the proposed terms of the deal and the highly leveraged FairPoint that was to emerge from the transaction.  And there were doubts about FairPoint’s commitment to building out a broadband network throughout New Hampshire — a subject that concerned a non-regulated line of business but one that FairPoint nevertheless consistently cited as a key public benefit.  We were concerned then not just about the effect the transaction would have on the continued provision of basic telephone service at just and reasonable rates, but also the impact FairPoint would have on the New Hampshire economy overall, given its role as a significant employer and the steward of a vital segment of our state’s infrastructure.

As the result of what was surely hard work and difficult negotiations undertaken by the parties since December 17, 2007, fundamental aspects of the transaction as presented in New Hampshire have changed.  These changes are positive and ultimately outcome-determinative.

Verizon has effectively reduced by more than $300 million the consideration it will receive, thus making it possible for us to find that FairPoint will emerge with the resources it needs to meet its commitments.  Verizon has also agreed to significant backstopping measures that suggest it will stand behind the system it built and is now selling to another utility.  Our revision of the proposed backstopping commitments, while vital to our public interest determination, is intended to adjust rather than to significantly expand the extent of those commitments.

Similarly, by signing the settlement with Staff, FairPoint has demonstrated that New Hampshire, as well as Maine and Vermont are more than just stepping stones on the path to further acquisitions.   FairPoint has made commitments that are calculated to promote the financial health of its regulated operations in New Hampshire.  It has also made binding promises about service quality, relations with wholesale competitors, cooperation with other users of utility poles, and broadband buildout.  FairPoint has thus committed itself to performance as a utility that is superior to that of its predecessor.  FairPoint has also demonstrated that it has the financial, managerial and technical capacity to fulfill its commitments.

Among they key participants in this protracted proceeding have been the two labor unions that represent Verizon’s highly experienced workforce in the three states.  Their skepticism, and the evidence they produced, raised important questions about the economics of the transaction.  Although they did not endorse the settlement agreement, in our judgment the Labor Intervenors’ participation was key to the improved outcome.

The French philosopher Voltaire (1694-1778) famously observed that le mieux est l’ennemi du bien.  This is usually translated as “the perfect is the enemy of the good.”  It is an aphorism particularly well-suited to this proceeding.  Arguably, a perfect result here would, among other things, include the promise of reliable and inexpensive landline telephone service regardless of what technologies may be developed in the future, a FairPoint with the resources and business plan to thrive in any conceivable set of circumstances, and an unqualified guarantee of a good living and prosperous retirement for the employees who provide the service.  But implicit in the notion of deciding whether the transaction is “for the public good” is that we should not demand unattainable perfection and that we can act only within the bounds of the jurisdiction delegated to us.  We therefore approve today a good proposal, one that we conclude leaves New Hampshire better positioned than previously to attain its best possible future.

As conditioned by the pending settlement and the additional terms we have set forth herein, we are persuaded that FairPoint has demonstrated that the proposed transaction is for the public good and that, correspondingly, FairPoint has the requisite financial, managerial and technical capability to assume responsibility for the landline network currently owned and operated by Verizon.  Verizon, in turn, has made sufficient commitments to justify a determination that the discontinuance of its utility franchise is for the public good.

Based upon the foregoing, it is hereby

ORDERED, that the petition of Verizon New England, Inc., Bell Atlantic Communications, Inc., NYNEX Long Distance Company, Verizon Select Services, Inc. and FairPoint Communications, Inc., for authority pursuant to sections 26 and 30 of RSA 374 to transfer to FairPoint Communications, Inc. the New Hampshire utility franchise presently held by Verizon New England and affiliates, subject to the terms of the petitioners’ settlement agreement with the Staff of the New Hampshire Public Utilities Commission and as further conditioned in the order herein is approved; and it is

FURTHER ORDERED, that upon the transfers approved above, Verizon New England and affiliates be authorized pursuant to RSA 374:28 to discontinue utility operations in New Hampshire, subject to the ongoing jurisdiction of the Commission for purposes of enforcing the conditions described in the order herein; and it is

FURTHER ORDERED, that the regulated subsidiary of FairPoint Communications that commences utility operations in New Hampshire be designated an “eligible telecommunications carrier” as that term is used in 47 U.S.C. § 214(e).

By order of the Public Utilities Commission of New Hampshire this twenty-fifth day of February, 2008.

Thomas B. Getz	Clifton C. Below
Chairman	Commissioner

Attested by:

Debra A. Howland
Executive Director & Secretary

DISSENTING OPINION OF COMMISSIONER MORRISON

I respectfully dissent.  I cannot wholly agree with my colleagues that the settlement agreement into which our Staff has entered, in combination with the additional conditions added by today’s decision, provide a reasonable basis to conclude that FairPoint will not become insolvent, or otherwise be unable to meet its service commitments, throughout the modeling period which extends to the year 2015.  I am equally concerned and dismayed that the technology plan offered is not consistent with the state’s best interests and need to be a competitive global participant in the business and education market in the coming years.  In my judgment, the public interest standard imposed by the various statutes that are applicable requires something more than commitments and good intentions.

Offered At Hearing:

At hearing, FairPoint suggested that as it confronts the future in northern New England it can prosper by expanding the breadth of the services it offers to retail customers.  This is difficult to accept when four significant facts are examined.  First, although the settlements entered into in each of the three states contain laudable protections designed to assure the continued integrity of the landline network, these restrictions leave the company with few resources with which to experiment and innovate.

Second, as FairPoint itself has forthrightly noted, its historic business model is premised on acquisition rather than innovation.  While utility commissioners are not soothsayers and thus cannot make factual findings that will conclusively lay out the future for companies within our jurisdiction, in my judgment it is obvious now that in the foreseeable future much in the way of revenue-generating applications from new lines of business will be out of FairPoint’s reach: services and opportunities that the incumbent Verizon takes full advantage of and which bolster

Verizon’s overall financial health — specifically those mobile services with revenue generating features including: untethered voice, text messaging, content download and data storage, directory and travel information and handsets equipped with GPS navigation to name only those most popular and lucrative today.

The third reality that undermines FairPoint’s stated intentions concerns the Company’s specific reference to entertainment options as a new source of revenue beginning in 2010.  It is already the case that unregulated broadband TV is becoming an option for consumers.  By 2010, mobile broadband is likely to be competing in this area, and certainly by 2012 Wi-Fi will compete as well — and these providers of entertainment will likely offer their services a la carte, and will not be fettered (as FairPoint is) by the requirement to gain a municipal franchise prior to commencing service.

Lastly, as the record adduced in this lengthy proceeding amply demonstrates, traditional landline telephony, the main source of revenue that FairPoint must rely upon, has been in steady decline for more than seven years.  Today’s consumers are entrepreneurial when choosing carriers of voice and data services, both mobile and for their homes.  Many are replacing their landline home telephone service with cell phones which can provide voice, text, and data services.  Others with broadband service at home are switching away from their traditional home telephone service to one of the multiple variants of Voice-Over-Internet Protocol (VoIP) plans.

As we know, other carriers serving New Hampshire have these offerings for their customers and thus I find, as a factual matter, that FairPoint will continually lose market share to more innovative, nimble, better financed and less constrained competition.

Other Considerations:

While the record here does not include evidence that explicitly compares conditions in New Hampshire to those in New England states to our south, an exercise that would have made a protracted proceeding even more lengthy, it is a matter of general knowledge that in the megalopolis spreading from Boston outward the availability and use of fiber based broadband services is on its way to becoming a ubiquitous service.  No one can seriously argue that the residents of New Hampshire can compete successfully with Massachusetts and their fiber-optic network while relying on Digital Subscriber Loop (DSL) technology invented in the 1980s, which rides over a copper-based infrastructure that once made our grandparents proud.

It is clear that Fairpoint has aspirations to become a big player in the telecommunications infrastructure of North America; however, its roots, experience and philosophy are those of a rural carrier, and not that of a Bell spin-off.  The former has never been a vital component of the economic and societal health and well-being of an entire state, let alone for a region of the United States.  The latter clearly has been responsible for and provided world-class telecommunications for more than 100 years and, in that sense, has been midwife to the America of today.  Those who carry the legacy of the Bells know well that today, more than ever, the communications infrastructure of a state, of a region and of the nation is the true lifeblood of a healthy economy, and a stable and an increasingly successful society.

FairPoint’s plans for managing its wireline business in New Hampshire, and its plans for technology deployment, fail to live up to the Bell legacy and fail to recognize that New Hampshire has rural communities but is not solely a rural state.   Their plan also fails to recognize that both business and the residents of New Hampshire are competing in an ever more competitive global economy and must have the best tools to compete successfully.

FairPoint’s technology plan does not take into account that New Hampshire must become a place where the best of the 21st Century’s companies do more than just offer their products and services over the internet to consumers.  New Hampshire must become a place where those companies locate, where they grow their facilities, and where they hire and attract creative and entrepreneurial people.   New Hampshire must be where those companies invest in their future and in ours.

FairPoint’s technology plan demonstrates that the leaders of this Company, as a general matter, do not understand what it will take to expand the state’s economy, remake its educational opportunities and build a stronger societal infrastructure.

Gone forever are our old-line industrial days.  New Hampshire should be served by a telecommunication carrier that can see the future, a carrier whose services will induce entrepreneurs to start new businesses.  A carrier whose reputation and standing will give established companies confidence about expanding in New Hampshire; and, lest we forget a carrier that will offer its employees and all the people of New Hampshire the unbounded opportunities and advantages that the next generation of internet will offer. What we have in Fairpoint is a carrier that offers us merely one small step beyond the status quo.

New Hampshire Demographics:

“One size fits all” is a fair characterization of FairPoint’s plan to connect New Hampshire to the internet by providing DSL service via copper wires.  As to the four most populous counties (Hillsborough, Merrimack, Rockingham and Strafford), where 74 percent of New Hampshire’s citizens live, the FairPoint plan offers very little indeed.  The prospect of DSL technology as a competitive counterpoint for cable modem internet access is unreasonable in these highly developed portions of our state.

Meanwhile, FairPoint makes much of the notion of delivering DSL service in currently under-served areas of the state.  This ignores the fact that, even in western and northern population centers where 10 percent of the state’s residents reside in the cities of Berlin, Claremont, Hanover, Keene, Lebanon, Littleton, Plymouth and Conway, broadband service is already generally available from Verizon and cable providers.

Add to the 84 percent with broadband options another 8 percent of the state’s population who, by virtue of their geographic proximity to the more densely populated regions, surely have broadband in one form or another available to them.  Thus, we see that at least 92 percent of the residents of this state have broadband available to them.  Since, as a matter of common sense, this translates to fewer than 8 percent of the state’s population potentially being underserved, FairPoint’s much-heralded broadband commitment will actually involve bringing new service connections to an extremely modest slice of our state’s homes.  This focus on the small underserved portion of New Hampshire’s population seems to strongly reinforce the established business profile and expertise of Fairpoint as a rural voice carrier and broadband provider.

The promises and predictions notwithstanding, in the end there is the ineluctable reality that what New Hampshire requires in order to remain a vibrant and economically viable state in the 21st Century is a fiber-based telecommunications infrastructure.

It is fiber technology that offers the requisite capacity, utility, flexibility, weather-resiliency and reliability needed to serve New Hampshire.  Instead, FairPoint presents a plan that relies on copper technology for the years 2008 through 2015 and beyond.

Summation:

Altogether, looking even beyond 2015, the real economics of this company support a determination that FairPoint will never be able to build a fiber-to-the-premises (FTTP) network in New Hampshire.  And as competition and new technologies continue to erode FairPoint’s customer base, the Company’s economic health will continually weaken.

I do not question FairPoint’s good intentions.  But no amount of courage and valour could prevent the vastly outnumbered Spartan-led Greek warriors from being overrun by the Persian invaders at Thermopylae in 480 B.C.  So, too, with FairPoint, as they will increasingly face competition for their core customer from wireless voice, text and data carriers such as Verizon Wireless and AT&T, from VoIP vendors like Ooma, Lingo and Skype and from Wi-Fi competitors yet to come.   The difference is that, while the defeated Greek warriors at Thermopylae could ultimately look to a newly inspired Athens to summon the naval resources necessary to save their civilization, FairPoint has no reserves, it has only its captive landline customers and reworked 3rd generation DSL over copper.  This I find to be insufficient protection for the state and its residents.

As a goal, retail competition in New Hampshire’s telecommunications market has been hotly pursued by state legislators, retail competitors, and this commission — and it can be said that the goal has been largely achieved in the last eight years.  A reasonable observer of the current market in New Hampshire might conclude that this is why, and with an eye to the future of technology options, Verizon is choosing now to exit the regulated environment.  Clearly Verizon believes in New Hampshire as they are not exiting the retail telecommunications market; they are merely leaving behind the regulated space and an outdated copper infrastructure.

Verizon exits, and FairPoint overnight becomes the Incumbent Local Exchange Carrier (ILEC) in New Hampshire, and this vastly smaller and financially challenged entity will be faced with the same issues and problems that the greater Verizon felt were too challenging to undertake.  If Verizon were ever to make that public statement, I would have to concur that the challenges of facing next generation carriers while adopting disruptive technologies within a legacy network is a massive undertaking.  Regardless of who the ILEC is the telecommunications market and the ILEC in New Hampshire will face daunting challenges in the next ten years, with many of those coming from disruptive technologies that will wither the legacy physical infrastructure.  It is my conclusion that this change in ILEC ownership at this time is not in the best interest of the state and its residents as Verizon is far better positioned than is FairPoint to manage the task ahead and the changes to come.

There are two distinct legal bases for rejecting the pending petition as inconsistent with the public interest.   First, the proposed copper-based broadband buildout is vastly less than New Hampshire requires to replace the aged copper infrastructure that FairPoint  will inherit from Verizon, and it is largely that same copper infrastructure that we will have to look to for empowering the state’s residents in the 21st Century.  Second, to address any legal uncertainty arising out of the fact that we do not regulate broadband, we can and should take note of the fact that FairPoint has expressly offered its broadband commitments as a means of offsetting the financial effects of the transaction on the services we do regulate.  The effect is this:  Verizon and FairPoint are asking us to replace a financially healthy, well-resourced and highly experienced utility that is ultimately national if not global in scope with an infinitely smaller, highly speculative and fundamentally inexperienced venture.  FairPoint’s broadband commitments do not in my opinion even begin to offset these deficiencies.

The proposed transaction is not in the best interests of New Hampshire and its utility customers.  For these reasons, I cannot join in the decision of my two distinguished colleagues.